Exhibit 99.1

DATED  13 July  2016

WARRANTY DEED

made among

THOSE PERSONS IDENTIFIED IN SCHEDULE 1

as Warrantors

and

(2) Hydra ACQUISITION CORP.

as Purchaser

relating to DMWSL 633 Limited

Contents

1.	Definitions and Interpretation/Schedules	1

2.	Management Warranties	1

3.	Knowledge	3

4.	No Other Warranties	3

5.	Limitations on Time and Amount	3

6.	Loss Otherwise Compensated	5

7.	Third Party Claims	7

8.	Disclosure	7

9.	Completion	7

10.	Accounts	7

11.	Voluntary Acts/Future Changes	7

12.	No Claims	8

13.	Purchaser's Knowledge	8

14.	Mitigation of Loss	8

15.	Warrantors' Representative	9

16.	Assignment	10

17.	Third Party Rights	11

18.	Counterparts	11

19.	Variation, Waiver and Invalidity	11

20.	Further Assurances	11

21.	Governing Law	12

22.	Notices	12

23.	General	12

Schedule 1 – The Warrantors		13

Schedule 2 – Management Warranties		14

Schedule 3 – Tax Covenant	33

Schedule 4 – The Group Companies and the Other Interests	57

Schedule 5 – Definitions and Interpretation	76

Execution	80

THIS DEED is made on the                   day of                                       2016

AMONG:

(1)	THE SEVERAL PERSONS IDENTIFIED IN SCHEDULE 1 (the "Warrantors"); and

(2)	HYDRA INDUSTRIES ACQUISITION CORP, a company incorporated in the State of Delaware, USA, having its executive offices at 250 West 57th Street, New York, NY 10107 (the "Purchaser").

BACKGROUND

This Deed is entered into simultaneously with, and pursuant to, an agreement dated the same date as this Deed and made between (1) the Vendors (as defined therein), (2) the Purchaser, (3) DMWSL 631 Limited, (4) DMWSL 632 Limited and (5) Gaming Acquisitions Limited relating to the acquisition of shares in DMWSL 633 Limited (the "Acquisition Agreement").

IT IS AGREED as follows:

1.	Definitions and Interpretation/Schedules

1.1.	In this Deed and the Schedules unless the context shall otherwise require, words and expressions shall be interpreted in accordance with and having the meaning ascribed to them in Schedule 5.

1.2.	The Schedules form part of and shall be construed as one with this Deed.

2.	Management Warranties

2.1.	Subject as provided below each of the Warrantors hereby jointly and severally warrants to the Purchaser as at the date of this Deed, so far as the Warrantors are aware (with such awareness being defined as set out in Clause 3) in the terms of the Management Warranties. The Warrantors acknowledge that the Purchaser is entering into the Acquisition Agreement to acquire the Sale Shares and the Shareholder Loan Notes for the aggregate Purchase Price (as defined in the Acquisition Agreement) in reliance on (among other things) the Management Warranties and the Tax Covenant.

2.2.	The Purchaser shall not be entitled to bring proceedings in respect of any Claim unless all Warrantors are joined in such action and the Purchaser shall not release, vary or compound the liability of any one of the Warrantors under or pursuant to this Deed without offering to release, vary or compound the liability of all other Warrantors to the same extent.

2.3.	The Management Warranties at paragraphs 1, 4, 5, 6, 8.1, 8.4, 9.5, 9.6, 10, 11, 12.1, 12.2, 13.1, 13.6, 14.1, 14.2, 14.3, 16.4, 16.5, 16.7, 16.8, 16.15, 16.16, 16.18, 16.19, 16.20, 17 and 19.3 shall be deemed to be repeated by the Warrantors (subject as provided below and so far as the Warrantors are aware) immediately before Completion of the Acquisition Agreement by reference to the facts and circumstances then existing, and for those purposes any reference to the facts and circumstances at the date of this Deed shall be construed as a reference to the Completion Date.

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2.4.	The Warrantors make no representations and give no warranties (express or implied) other than those set out in Schedule 2 of this Deed and in the Acquisition Agreement. Without prejudice to the foregoing provisions of this Clause 2.4, the only Warranties given by the Warrantors in respect of or relating to the following matters are those in paragraph 2 of Schedule 2 together with:

2.4.1.	in the case of environmental matters, those contained in paragraph 7 of Schedule 2;

2.4.2.	in the case of licensing matters, those contained in paragraph 11 of Schedule 2;

2.4.3.	in the case of Tax matters, those contained in paragraph 8 of Schedule 2;

2.4.4.	in the case of the terms on which the Group occupies the Properties, those contained in paragraph 9 of Schedule 2;

2.4.5.	in the case of the terms on which the Group engages its officers or employees and deals with trade unions, those contained in paragraphs 16.1 to 16.14 and 16.19 to 16.24 of Schedule 2; and

2.4.6.	in the case of pension matters those contained in paragraphs 16.15 to 16.19 of Schedule 2;

and no claim or proceeding which could be brought in respect of such matters shall be made except under the appropriate paragraph above.

2.5.	The Management Warranties are separate and independent and none of them shall be limited by reference to any other Management Warranty.

2.6.	The Management Warranties shall not in any respect be extinguished or affected by Completion of the Acquisition Agreement.

2.7.	Each Warrantor undertakes to notify the Purchaser in writing as soon as reasonably practicable if such Warrantor becomes aware of:

2.7.1.	any fact, matter or circumstance arising after the date of this Deed and prior to Completion which would constitute a Material Adverse Effect; or

2.7.2.	any fact, matter or circumstance arising after the date of this Deed and prior to Completion which would cause any Management Warranty to become untrue or inaccurate in any material respect provided that no such notification pursuant to this clause shall constitute disclosure in respect of any such warranty.

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3.	Knowledge

The Management Warranties are given so far as the Warrantors are aware and shall be deemed to be given only on the basis of the facts, matters and circumstances that are within the actual knowledge of: (a) the Warrantors, (b) Charles Woods, (c) Jim O'Halleran, in each case at the date on which the Warranties are given and then deemed to be repeated, each Warrantor being deemed for these purposes to have actual knowledge of all facts, matters and circumstances that are within the actual knowledge of each other Warrantor and Charles Woods and the contents of each of the Reports as at the date to which those Reports were prepared and the Data Room Documents as at the date on which the Management Warranties are given and repeated.

4.	No Other Warranties

4.1.	The Purchaser acknowledges that as between the Purchaser and the Warrantors:

4.1.1.	it has not entered into this Deed in reliance upon any warranties, representations, covenants, undertakings, indemnities, assurances or other statements whatsoever other than any expressly set out in this Deed and/or the Acquisition Agreement; and

4.1.2.	none of the Warrantors have given any such warranties, representations, covenants, undertakings, indemnities or other statements other than any expressly set out in this Deed and/or the Acquisition Agreement.

4.2.	None of the Warrantors shall be liable (in equity, contract or tort under the Misrepresentation Act 1967 or in any other way) for a representation (other than a fraudulent misrepresentation) that does not form part of the Management Warranties and/or Clause 11 (Warranties) of the Acquisition Agreement.

5.	Limitations on Time and Amount

5.1.	Subject always to sub-clauses 5.2 to 5.9 below, the aggregate maximum liability (excluding interest and costs) of the Warrantors in respect of all Claims shall not exceed £40,000,000.

5.2.	The Warrantors shall not be liable in respect of any Claim unless the amount of such Claim (excluding interest, costs and expenses) in respect of which the Warrantors are liable, when aggregated with other like Claims based on the same or a series of related facts, exceeds £50,000.

5.3.	The Warrantors shall not be liable in respect of any Claim unless and until the aggregate amount of all Claims (other than those excluded by Clause 5.1) in respect of which the Warrantors are liable exceeds £500,000 (excluding interest, costs and expenses) in which case the Purchaser shall be entitled to recover the full amount and not only the excess over £500,000.

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5.4.	Save in the case of fraud, the Purchaser's sole remedy and right of recovery for all Claims and any other claim under this Deed above (i) £500,000 in relation to any Claim for breach of the Management Warranties (other than the Tax Warranties) and (ii) £1.00 in relation to any Claim under the Tax Covenant or for a breach of the Tax Warranties, shall be under the W&I Policy, whether or not such policy of insurance is actually effected by the Purchaser, remains in existence or provides coverage of a particular Management Warranty under its terms. Any failure by the Purchaser to effect the W&I Policy or to maintain it, or any variation or termination of that policy at any time, shall not operate to increase the liability of any Warrantor above the levels set out in clauses 5.3, 5.5 and 5.6.

5.5.	Notwithstanding: (i) the terms of the W&I Policy; (ii) any provisions of this Deed or (iii) any failure by the Purchaser to effect the W&I Policy or to maintain it or any variation or termination of that policy at any time, the maximum aggregate liability of the Warrantors under or in respect of all Claims and/or any other claim under this Deed, shall be limited to, and shall not exceed the sum of (i) £500,000 in relation to any Claim for breach of the Management Warranties (other than the Tax Warranties) and (ii) £1.00 in relation to any Claim under the Tax Covenant or for a breach of the Tax Warranties.

5.6.	In respect of any Claim, each Warrantor shall be jointly and severally liable, but shall only be liable for his Relevant Proportion of the amount of such Claim.

5.7.	Save in the case of fraud and subject to Clause 5.6, the aggregate maximum liability (excluding interest and costs) of the Warrantors in respect of all Claims shall not exceed the Warrantors' Overall Cap and each Warrantor's individual aggregate maximum liability (excluding interest and costs) under this Deed shall not exceed his Maximum Individual Liability Amount.

5.8.	The Warrantors shall not be liable for any breach of the Management Warranties unless a written claim has been made to the Warrantors giving notice of the relevant facts and setting out the Purchaser's bona fide estimate of any alleged loss and (without prejudice to the Purchaser's right subsequently to identify other Management Warranties which are breached by the same facts or to materially revise its estimate of loss) the Management Warranty or Management Warranties which are alleged to have been breached:

5.8.1.	in the case of a Management Warranty in paragraph 8 (Tax) of Schedule 2 and a claim made under the Tax Covenant at Schedule 3, the date falling 7 years after the Completion Date; and

5.8.2.	in the case of a Management Warranty in paragraph 1 of Schedule 2, the date falling 5 years after the Completion Date; and

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5.8.3.	in the case of all other Management Warranties, the earlier of (i) 24 months from the Completion Date and (ii) the date 3 months after the date of approval of the audited financial accounts of the Group for the financial year ended 30 September 2017, such date to be extended by an equal period to the period of any change in the financial year end of the Group.

5.9.	Any Claim which is validly made for the purposes of Clause 5.6 shall be deemed to have been withdrawn and shall no longer be enforceable on the expiry of six months from the date of notice of such Claim unless proceedings in respect of it have been issued and served against the Warrantors prior to the expiry of such period provided that where the Purchaser's losses are contingent or unquantifiable, the time limit for commencing proceedings will be the date falling six months after such losses cease to be contingent and are quantifiable on or before the seventh anniversary of Completion.

6.	Loss Otherwise Compensated

6.1.	The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

6.2.	The Warrantors shall not be liable for breach of any Management Warranties to the extent that the subject of the Claim has been or is made good without cost to the Purchaser or to the Company.

6.3.	In assessing any liabilities, damages or other amounts recoverable by the Purchaser as a result of any claim under the Warranties there shall be taken into account any Tax on such liabilities, damages or other amounts recoverable by the Purchaser as a result of any claim under the Warranties for which the Purchaser's Group is liable to be assessed or accountable in the Tax Period in which amounts are paid to the Purchaser in respect of such claim under the Warranties (or in an earlier Tax Period) (a "Relevant Tax Period") and which is reduced or extinguished as a result of any Relief being obtained and utilized by the Purchaser's Group in a Relevant Tax Period to the extent such Relief arises directly in consequence of the matter which gives rise to such claim.

6.4.	In calculating any Tax referred to in Clause 6.3 above, account shall be taken of any Relief obtained and utilized by the Purchaser's Group in a Relevant Tax Period to the extent such Relief arises directly in consequence of the matter which gives rise to such claim.

6.5.	No Warrantor shall be liable for any Claim if the Purchaser or any member of the Purchaser's Group or any Group Company is insured against any loss, damage or liability which is the basis of such Claim under the terms of any insurance policy (excluding the W&I Policy) unless and until the insured company has made a claim against the insurers under such policy and that claim has been settled, agreed, disclaimed or otherwise determined. The amount of the Claim shall be reduced by any amount which is recovered under such policy (a) less deduction of reasonable legal expenses and costs incurred in obtaining such recovery and (b) less any taxation attributable to the recovery after taking account of any relief actually realised in respect of any matter giving rise to the Claim.

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6.6.	Where the Purchaser or any Group Company is or may be entitled to recover from some other person any sum in respect of any matter, liability or event which could give rise to a Claim, the person so entitled shall use all reasonable endeavours to recover that sum (keeping the Warrantors reasonably informed of the conduct of such recovery). This shall be without prejudice to the Purchaser's ability to notify the Warrantors of a Claim under Clause 5.8 and to pursue such Claim from the Warrantors. Any Claim subsequently determined, settled or agreed shall reduce by the amount so recovered from such other person or (if the amount of the Claim has been fully recovered from such other person) be extinguished. For these purposes the amount recovered from such other person shall be reduced by (a) deduction of reasonable legal expenses and costs incurred in obtaining such recovery and (b) any taxation attributable to the recovery after taking account of any relief actually realised in respect of any matter giving rise to the Claim.

6.7.	If any Warrantor pays to the Purchaser any amount in respect of a Claim and the Purchaser or any Group Company subsequently recovers from a third party a sum referable to such Claim (whether pursuant to Clause 6.6 or otherwise), and the Purchaser has therefore recovered from the relevant Warrantor(s) and the relevant third party(ies) an amount greater than the loss suffered by the Purchaser (such loss to include for the avoidance of doubt any reasonable legal expenses and costs incurred in obtaining such recovery and (b) any taxation attributable to the recovery after taking account of any relief actually realised in respect of any matter giving rise to the Claim) (such an amount being an "Excess Recovery") then the Purchaser shall repay to each Warrantor an amount equal to his Relevant Proportion of the Excess Recovery up to the amount the relevant Warrantor has paid to the Purchaser.

6.8.	If the Purchaser makes any Claim or gives notice of any Claim to the Warrantors, then (subject to the requirements of any binding confidentiality obligations) the Purchaser shall, and shall procure that any Group Company shall, on a confidential basis solely for the purpose of enabling the Warrantors to assess the Claim or potential Claim, make available to any of the Warrantors and their respective representatives or advisers such reasonable access to the senior personnel of any Group Company and to any relevant records and information as the Warrantors or any of them may reasonably request, including to the extent reasonably possible from that Group Company's auditors and other advisors (subject to any required confidentiality or hold harmless arrangement), in connection with such Claim or potential Claim provided that no legally privileged information and no advice in respect of the relevant Claim shall be made available.

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7.	Third Party Claims

If the Purchaser becomes aware of any third party Claim against it or any member of the Purchaser's Group that it reasonably believes is reasonably likely to give rise to a Claim (a "Third Party Claim") then the Purchaser shall as soon as reasonably practicable after becoming so aware give written notice containing reasonable details of such Third Party Claim to the Warrantors and consult with the Warrantors' Representative in respect of such Third Party Claim and give the Warrantors' Representative reasonable opportunity to make suggestions to the Purchaser (and/or the relevant Group Company) as to the conduct and settlement of such Third Party Claim.

8.	Disclosure

The Purchaser shall not be entitled to make any Claim and the Warrantors shall have no liability in connection with the Management Warranties in respect of or to the extent that it is attributable to any transaction, matter or thing Disclosed.

9.	Completion

The Purchaser shall not be entitled to make any Claim and the Warrantors shall have no liability in connection with the Management Warranties unless and until Completion (as defined in the Acquisition Agreement) actually occurs.

10.	Accounts

No Warrantor shall be liable for any Claim to the extent that any allowance, provision or reserve in respect of the matter giving rise to the Claim has been specifically made in the Accounts and/or the Management Accounts or the Locked Box Accounts.

11.	Voluntary Acts/Future Changes

The Warrantors shall have no liability under the Management Warranties to the extent a Claim would not have arisen but for or is exacerbated by:

11.1.	any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act (or their equivalents in other jurisdictions) or any change to a regulatory regime to which a Group Company is subject, in either case which was announced or enacted after Completion (whether relating to taxation or rates or otherwise);

11.2.	the withdrawal after Completion of any practice or concession by, or of any written agreement or administrative arrangements with any Group Company previously made by HM Revenue & Customs or other equivalent authority;

11.3.	any voluntary act, omission, transaction or arrangement of the Purchaser or any Group Company (other than any such act, omission, transaction or arrangement actually carried out by a Warrantor) carried out outside the ordinary course of business after Completion;

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11.4.	any change in accounting policy, bases or practices of the Group or the Purchaser after Completion (other than changes which are required to comply with law, regulation or applicable generally accepted accounting standards in place at the date of this Deed);

11.5.	the Purchaser's failure to comply in any material respect with its obligations under this Deed and/or the Acquisition Agreement or anything expressly required to be done by it pursuant to this Deed and/or the Acquisition Agreement; or

11.6.	the winding up of any Group Company after Completion, or the cessation after Completion of any trade or business carried on by any Group Company.

12.	No Claims

Any information supplied by or on behalf of any Group Company (or by any officer, employee or agent of any of them) to the Warrantors in connection with the Management Warranties given under this Deed shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors, and the Warrantors hereby undertake to the Purchaser to waive any and all claims which they might otherwise have against any Group Company (or against any officer, employee or agent of any of them) in respect of such claims.

13.	Purchaser's Knowledge

13.1.	The Warrantors shall not be liable in respect of any Claim to the extent that the Purchaser is actually aware as at the date of this Deed of the fact, matter, event or circumstance giving rise to the Claim.

13.2.	For the purposes of Clause 13.1, the Purchaser's knowledge shall mean the actual knowledge of Lorne Weil, George Peng and Martin Schloss.

14.	Mitigation of Loss

14.1.	The Purchaser undertakes to take all reasonable steps available to it and to procure that each Group Company takes all reasonable steps available to it to mitigate any loss suffered by any such person in respect of any matter giving rise to any Claim.

14.2.	Further, nothing in this Deed shall restrict or limit the Purchaser's general obligation to mitigate any loss or damage which it may suffer in connection with matters which are the grounds of a Claim.

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15.	Warrantors' Representative

15.1.	Each of the Warrantors hereby irrevocably appoints the Warrantors' Representative as its sole representative to act on its behalf for all purposes under this Deed excluding any matters in relation to any Claims under the Warranties but including for the purposes of:

15.1.1.	accepting notices on its behalf in accordance with Clause 22;

15.1.2.	taking any and all actions that may be necessary or desirable, as determined by the Warrantors' Representative in his sole discretion, in connection with the payment of the costs and expenses incurred with respect to the transactions contemplated by this Deed;

15.1.3.	granting any consent or approval on its behalf under this Deed; and

15.1.4.	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Deed (and including any variation or amendment of this Deed) to be performed by it;

together 15.1.1 to 15.1.4 above being the "Authorisations".

15.2.	Each Warrantor hereby irrevocably (by way of security for the performance of its obligations under this Deed) appoints the Warrantors' Representative as its attorney with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Warrantors' Representative be required to give effect to the matters described in Clause 15.1.

15.3.	Subject to Clause 15.4, the Purchaser and the Warrantors acknowledge that in exercising the powers and authorities conferred by this Clause 15 on the Warrantors' Representative, the Warrantors' Representative shall not save as expressly provided herein be acting, or be construed as acting, as the agent or trustee on behalf of the Warrantor who appointed him, and each Warrantor and the Purchaser agrees that the Warrantors' Representative shall have no liability whatsoever to the Warrantor who appointed him in relation to the exercise of those powers and authorities, save to the Warrantor who has appointed him in the case of fraud or bad faith.

15.4.	Notwithstanding Clause 15.3 the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Warrantors' Representative as if the relevant Warrantor was exercising such powers and authorities.

15.5.	The provisions of this Clause 15 are intended to be for the express benefit of, and will be enforceable by, the Warrantors' Representative as a third party beneficiary in accordance with Clause 17.

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15.6.	Each Warrantor hereby irrevocably appoints Steven Holmes of 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE to be his agent to receive on his behalf in England service of any proceedings arising out of or in connection with this Deed. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the relevant principal). If, for any reason, that agent ceases to be able to act as agent or no longer has an address within England or Wales, each Warrantor shall immediately appoint a substitute and give notice to the Purchaser of the new agent’s name and address within England and Wales. Nothing in this Deed affects the rights to serve process in any other manner permitted by law.

16.	Assignment

16.1.	Subject to Clauses 16.3, the Purchaser may assign the benefit of this Deed in whole or in part to any person to which it assigns the benefit of the Acquisition Agreement in accordance with the terms of that agreement and provided that the Warrantors' liability shall not be increased by any such assignment.

16.2.	Subject to Clause 16.3, the Purchaser may:

16.2.1.	assign this Deed and the benefits arising under it in whole or in part to any member of the Purchaser's Group to whom the Purchaser transfers any of the Shares (provided that if such assignee ceases to be a member of the Purchaser's Group, this Deed and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation); and

16.2.2.	assign this Deed and the benefits arising under it in whole or in part to its financial lenders or banks as security for any financing or refinancing or other bank or related facilities in respect of or in connection with any transactions contemplated by the Acquisition Agreement and such benefits may be further assigned to any other financial institution by way of security for the borrowings made under such arrangements or to any person entitled to enforce such security.

16.3.	In the case of any assignment of rights under this Clause 16, in each such case:

16.3.1.	the assignor shall remain liable for its obligations under this Deed;

16.3.2.	the assignee's rights under this Deed following such assignment shall be no greater than the assignor's rights would have been had any such assignment not occurred; and

16.3.3.	the liability of the parties under this Deed shall be no greater than such liabilities would have been had any such assignment not occurred.

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17.	Third Party Rights

Other than the Warrantors' Representatives in the case of Clause 15, no person who is not a party to this Deed shall have any right to enforce any term of it and the parties to this Deed may amend the terms of this Deed without the consent of any other party.

18.	Counterparts

This Deed may be executed in the form of one or more counterparts in like form each of which shall be deemed to be an original when taken together and shall constitute one and the same document.

19.	Variation, Waiver and Invalidity

19.1.	No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties to it (or, in the case of a waiver, by the party granting such waiver).

19.2.	No delay or omission on the part of any party to this Deed in exercising any right, power or remedy provided under this Deed or any other documents referred to in it shall:

19.2.1.	impair such right, power or remedy; or

19.2.2.	operate as a waiver thereof.

19.3.	The single or partial exercise of any right, power or remedy provided under this Deed shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.4.	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

19.4.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

19.4.2.	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

20.	Further Assurances

On request by any Party, each Party shall, as soon as reasonably practical (at the requesting Party's cost, save where otherwise expressly obliged to do so under this Deed) and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting party) as the requesting Party may reasonably consider necessary or appropriate to carry this Deed into effect and to give the requesting Party the full benefit of it.

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21.	Governing Law

This Deed shall be governed by and construed in accordance with English law and all the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Deed.

22.	Notices

Clause 26 (Notices) of the Acquisition Agreement shall apply mutatis mutandis to any notice in connection with this Deed.

23.	General

23.1.	This Deed shall be binding upon and enure for the benefit of each of the parties' successors in title, heirs and permitted assigns.

23.2.	No alteration of this Deed shall be enforceable except by amendment in writing duly executed by or on behalf of the Purchaser and the Warrantors.

23.3.	This Deed may be executed in any number of counterparts each of which when executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

IN WITNESS whereof this document has been duly executed and delivered as a deed the day and year first before written.

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Schedule 1 – The Warrantors

(1) Name	(2) Address
Luke Alvarez	604 Mediterranean Vista, Grand Ocean Plaza, Ocean Village, Gibraltar, GX11 1AA
Woods Consulting Limited (on behalf of Charles Woods)	89 Admiral Way, Exeter EX2 7GT
Steven Holmes	19 St Peters Street, Stamford, PE9 2PQ
Steve Rogers	16 Fern Valley Chase, Todmorden, West Yorkshire OL14 7HB
Dave Wilson	Basement, 43 Palace Garden Terrace, London, W8 4SB
Lee Gregory	8 Crofters View, Little Wenlock, Shrophire TF6 5AL
Alistair Hopkins	Berthem Gron, Ffordd Narchlyn Deiniolen, Caemarfon, Gwynedd LL55 3LU
Martin Lucas	11 Highcliff House, the Clifton, Europe House Road, Gibraltar
Loxley Consulting Limited (on behalf of Jim O'Halleran)	Churchill Cottage, Bishopton Hill Farm, Stratford-Upon-Avon, Warwickshire, CV37 0RG
Harmen Brenninkmeijer	Narkissou 12, Narkissos Court, 3091 Flat 6, Cyprus

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Schedule 2 – Management Warranties

1.	Share Capital and Constitution of the Group

1.1.	The shares shown in Schedule 4 as having been issued by the Company comprise all the shares in issue in the capital of the Company.

1.2.	Except for Encumbrances created pursuant to the Group's Existing Financing Arrangements, there is no agreement, arrangement or obligation requiring, and no claim has been made requesting either (i) the issue, allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, allotment, sale, transfer, redemption or repayment of, a share in the capital of the Company or any of the Subsidiaries (including an option or right of pre-emption or conversion), or (ii) the issue or grant to a person of a right (conditional or not) to require the issue of loan capital with respect to the Company or any of the Subsidiaries. There is no Encumbrance in relation to or affecting any of the Shares or any shares in the capital of any of the Subsidiaries, nor is there any commitment to give or create such an Encumbrance, and no person has claimed to be entitled to such an Encumbrance.

1.3.	Each Group Company is validly incorporated and subsisting in its country of incorporation.

1.4.	With the exception of the Growth Shares, the Company is (directly or indirectly) the sole legal and beneficial owner of all of the shares in each of the other Group Companies and of the number of shares shown in Schedule 4 in respect of each of the Other Interests.

1.5.	There is no option, right of pre-emption, right or obligation to acquire, redeem or convert, or Encumbrance over or affecting the shares held by any Group Company in any of the Other Interests and no Group Company has agreed to give or create any of the foregoing, and no person has made any outstanding claim in writing to be entitled to any of the foregoing.

1.6.	Apart from the other Group Companies and the Other Interests, the Company does not own or have any interest of any nature in the shares, debentures or other securities of any body corporate, whether in the United Kingdom or elsewhere.

1.7.	Details of all branches or permanent establishments of any Group Company outside its country of incorporation have been included in the Data Room or otherwise Disclosed.

1.8.	The details in respect of the Company, the Subsidiaries, and the Other Interests shown in Schedule 4 are accurate in all material respects.

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1.9.	Copies of the memorandum and articles of association of each Group Company (or their equivalent in the jurisdiction of incorporation of the relevant Group Company) currently in force which are true and accurate have been included in the Data Room.

1.10.	All statutory registers of the Group are written up to date and contain materially true and accurate records of all matters which are legally required to be contained therein and no material statutory filings required to be delivered to Registrar of Companies (or local equivalent in other jurisdictions) are overdue or outstanding. No written notice has been received by the Group that such registers or filings are incorrect or should be rectified.

1.11.	No Group Company has executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind that company in any way and which power of attorney remains in force or was granted or conferred within one year of the date of this Deed.

1.12.	Neither the execution nor performance of this Deed or any of the other Transaction Documents nor the transactions contemplated hereby or thereby will:

1.12.1.	give rise or cause to become exercisable any right of pre-emption over, or otherwise entitle any person to acquire, the Sale Shares or make any Group Company liable to transfer or purchase any material assets, including shares held by it in other corporate entities under their articles of association or any agreement; and

1.12.2.	entitle any person to receive from any of the Group Companies any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Purchaser.

2.	The Accounts

2.1.	The Accounts were prepared in accordance with generally accepted accounting practices, principles and standards in the United Kingdom as at the date of their preparation and comply with all applicable laws.

2.2.	The bases, accounting policies, practices and methods adopted for the purpose of preparing the Accounts were the same as those adopted in preparing the audited consolidated accounts of the Group in respect of each of the three financial years preceding the financial year ended on the Accounts Date.

2.3.	The Accounts give a true and fair view of the assets, liabilities and state of the affairs of the Group on a consolidated basis as at the Accounts Date and of the profits or losses and cash flows of the Group on a consolidated basis for the financial year ended on the Accounts Date.

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2.4.	Save as disclosed in the Accounts, the Accounts are not affected by any extraordinary or exceptional items.

3.	The Management Accounts

3.1.	The Management Accounts have been prepared in good faith using reasonable skill and care.

3.2.	The Management Accounts fairly present (in the context of them being management accounts and taken as a whole) the assets and liabilities (whether present or future) and the state of affairs and financial position of the Group as at and for the period in respect of which they have been prepared and the profits/losses for the period in respect of which they have been prepared. While it is acknowledged that the Management Accounts have not been prepared on a statutory basis and have not been prepared, reviewed or considered by the Company's auditors.

3.3.	The Management Accounts have been prepared using accounting policies, estimation techniques, measurement bases, practices and procedures which are consistent with those adopted in the preparation of previous management accounts of the Group for the last three financial years.

4.	Events since the Accounts Date

Since the Accounts Date:

4.1.	the business of the Group has been carried on in the ordinary and usual course and the same manner (including nature and scope) as immediately before the Accounts Date;

4.2.	except as reflected in the Management Accounts, there has been no material adverse change in the financial position, trading position or turnover of the Group;

4.3.	no customer or supplier with turnover with the Group of £250,000 or more in the financial year ending on the Accounts Date has ceased, or given written notice that it will cease, trading with the Group;

4.4.	no Group Company has (i) borrowed or raised any money, (ii) assumed or incurred, or agreed to assume or incur, any actual or contingent liability, obligation, commitment or expenditure otherwise than (a) in the ordinary and usual course of trading and (b) involving an amount below £250,000;

4.5.	no resolution of any Group Company's members has been passed, save for those representing the ordinary business of an annual general meeting and resolutions of the members of the Company and Inspired Gaming Group Limited relating to the adoption of new articles of association and the designation and issue of the Growth Shares;

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4.6.	with the exception of the B1 Shares and the Growth Shares, no share or loan capital of any Group Company has been issued, redeemed, purchased or repaid by any Group Company in whole or in part or has become liable to be repaid, and there is no agreement to do any of the foregoing;

4.7.	there has been no material change to (i) the policies, procedures or terms by which the Group pays its trade creditors or invoices its trade debtors (including without limitation policies and procedures regarding the timing of such payment or invoicing) or (ii) the accounting treatment of any trade creditors or trade debtors or (iii) the average levels of trade debtors or trade creditors or the average periods for collection from or payment to trade debtors and trade creditors respectively;

4.8.	no material asset has been acquired or disposed of by any Group Company, and no Group Company has agreed to acquire or dispose of a material asset, otherwise than in the ordinary course of carrying on its business and on arm's length terms;

4.9.	no Group Company has declared, made or paid any dividend or other distribution or redeemed or purchased or agreed to redeem or purchase any of its share capital; and

4.10.	no Group Company has made any third party loan that has not been repaid.

5.	Material Contracts

5.1.	Copies of all material contracts which have been reduced to writing and are with any Group Company are contained in the Data Room. For the purpose of this paragraph 5, a contract shall be treated as being "material" if it is contract which:

5.1.1.	represents actual or projected annual revenue or expenditure of the Group exceeding £500,000 or is otherwise of material importance to the relevant Group Company;

5.1.2.	expressly limits or excludes the Group's right to do business and/or compete in any area or field (whether limited by reference to a geographical area or type of business) with any other person;

5.1.3.	imposes minimum purchase obligations which oblige any Group Company to purchase goods or services of at least £250,000 in any one financial year (irrespective of the quantum or level of service provided) in respect of any supplier;

5.1.4.	involves committed further expenditure (including, without limitation, capital expenditure) by the Group in excess of £250,000; or

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5.1.5.	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements.

5.2.	Neither any member of the Group nor any counterparty under a material contract is in material breach of the terms of that contract and no counterparty to any material contract has ceased or materially reduced its trade with the Group or has informed the Group in writing of its intention to do so.

5.3.	In relation to any material contract to which the Group is a party, no written notice avoiding, rescinding, terminating, materially modifying, or alleging a breach, or purporting to avoid, rescind, terminate or seeking to materially modify, any such contract has been received or given by the Group.

5.4.	Other than trade credit facilities utilised in the ordinary course of the Group's trading, as at the date of this Deed, copies of any hiring or leasing agreement (excluding a lease for a Property), hire purchase agreement, credit or conditional sale agreement or agreement for payment on deferred terms to which any Group Company is a party and which are material to the operation of the Group's business are contained in the Data Room.

5.5.	No material contract will terminate or be liable to termination or material modification as a result of the acquisition of the Sale Shares.

5.6.	There are no outstanding formal quotations or tenders for a contract that, if concluded or accepted, would give rise to a material contract or a modification or termination thereof.

6.	Indebtedness

6.1.	No Group Company has outstanding any Indebtedness (a "Financial Obligation"), nor have any of them entered into or agreed to enter into any agreement or arrangement the purpose of which is to raise money or provide finance or credit or to guarantee or indemnify any Financial Obligation other than under the Group's Existing Financing Arrangements or under the Shareholder Loan Agreement.

6.2.	No Group Company has created or agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment, in respect of any indebtedness, obligation or liability of any other party not being another Group Company, other than under the Group's Existing Financing Arrangements or under the Shareholder Loan Agreement.

6.3.	The Group has not engaged in any financial transactions which are designed to provide "off balance sheet" financing or to avoid such financing having to be shown or reflected in the audited accounts of the Group.

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6.4.	Other than in relation to the Group's Existing Financing Arrangements or under the Shareholder Loan Agreement , no Group Company:

6.4.1.	is a party to any contract under which it has the right to borrow money from third parties;

6.4.2.	has factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or the Management Accounts.

7.	Environmental

7.1.	The Group has all necessary Environmental Permits to carry out its business as at the date of this Deed, the absence of which would have a material effect on the business of the Group as a whole.

7.2.	There are no current or threatened material investigations, notices or claims into the Group by any regulatory body in relation to the Environment. No person has in the last three years made any written allegations against the Group to the effect that it is or has been in material breach of Environmental Law.

7.3.	In the last three years there have not been any claims, demands, actions or proceedings against any Group Company by any employees or other persons in relation to exposure to asbestos nor are there any circumstances likely to give rise to such claims.

7.4.	All material audits, reports, investigations or assessments regarding the Environment prepared over the last 3 financial years in relation to any Group Company or any Property that are in the possession or control of any Group Company have been disclosed in the Data Room.

8.	Tax

8.1.	Any material payments (being payments in excess of £250,000) which should have been made by the Group in respect of Tax arising in the four year period ending on the Accounts Date have been made within the requisite period or have been properly provided for in the Accounts or the Management Accounts and any Tax due to be paid since the Accounts Date has been paid when due and payable.

8.2.	Each Group Company has within the four years preceding the date of this Deed within all applicable time limits made all returns, given all notices, submitted all accounts and computations as reasonably requested by any Tax Authority or required by law and all such returns, notices, accounts and computations are correct and accurate in all material respects.

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8.3.	No Group Company is, or has, in the four years preceding the date of this Deed, been involved in any dispute in relation to Tax and no Group Company is, or has been the subject of an investigation, enquiry, assessment, audit, non-routine visit or review by any Tax Authority, and there are no circumstances which are likely to give rise to, a dispute between the Group and any Tax authority in relation to any liability to Tax.

8.4.	Since the Accounts Date, no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the relevant Group Company arising from transactions entered into by it in the ordinary course of business.

8.5.	The Group has in the last four years properly operated the PAYE system or any equivalent system in any other relevant jurisdiction in all material respects by duly deducting tax from all payments made, or treated as made, to its employees or former employees, and accounting to HM Revenue & Customs or any equivalent authority in any other relevant jurisdiction for all tax deducted by it and for all tax chargeable on benefits provided for its employees or former employees and has complied with all of its reporting obligations in connection thereto.

8.6.	Each Group Company is resident for tax purposes in the jurisdiction of its incorporation and has not been resident anywhere else at any time during the past four years. No Group Company is liable and no Group Company has at any time during the past four years been liable to Tax chargeable under the laws of any jurisdiction other than the jurisdiction of its incorporation.

8.7.	Each Group Company and any other company which has been treated as a member of the same group of companies as a Group Company for the purposes of VAT has in the last four year complied in all material respects ("material" in the context of a VAT group being construed by reference to the VAT group as a whole) with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any written agreement reached with any appropriate Tax authority.

8.8.	Each Group Company has in the last four years complied in all material respects with all statutory provisions relating to Tax which require the deduction of Tax from any payment made by it, and has properly accounted for any such Tax which ought to have been accounted for.

8.9.	Each Group Company has maintained all material records in relation to Tax as it is required to maintain by law and each Group Company has in its possession or power all records and information which it needs to determine the arm's length nature of all transactions, agreements or arrangements entered into in the last four years and which it is a party or otherwise involved in.

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8.10.	All documents subject to stamp duty (or equivalent in jurisdictions other than the UK) by virtue of which a Group Company has any right, title or interest or in the enforcement of which a Group Company is interested have been duly stamped (or equivalent).

8.11.	There are no outstanding liens or encumbrances for Taxes (unless taxes not yet due and owing or being contested in good faith) on the assets of a Group Company.

8.12.	Each Group Company has duly filed all land transaction returns required to be filed with any Tax authority in the last four years and has paid all stamp duty land tax to which it has become liable.

8.13.	Neither entering this Deed nor the Acquisition Agreement will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before the date of this Deed which will affect any Group Company.

8.14.	All transactions, agreements, arrangements, acquisitions or disposals made in the last four years to which any Group Company is a party to or otherwise involved in have been made on arm's length terms. No notice or enquiry has been made by any Tax Authority in connection with any such transaction, agreement or arrangement.

8.15.	Each Group Company has deducted or withheld Tax from all payments made by it as required by law and has duly accounted to the relevant Tax Authority for Tax so deducted.

VAT

8.16.	Each Group Company is registered for VAT purposes and is a member of the Vendors' VAT Group. Each Group Company has complied with its obligations to register for the purposes of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

8.17.	Within the last four years no Group Company: (a) is or has been a member of any group for the purposes of VAT other than the Vendors' VAT Group; or (b) has assumed or otherwise been registered under the same VAT registration number as any other person.

Tax Sharing and Secondary Liabilities

8.18.	No Group Company is bound by or party to any Tax Indemnity, Tax sharing, Tax allocation or similar agreement or any other contractual obligation entered into in the last four years to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person.

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8.19.	No act, transaction, event or omission has occurred (including the execution or implementation of this Deed or the Acquisition Agreement) in consequence of which any Group Company is or may be held liable for Tax, or may otherwise be held liable for or to indemnify any person in respect of any Tax, which is primarily or directly chargeable against or attributable to any person other than a Group Company.

Tax Avoidance

8.20.	No Group Company has in the last four years entered into any transaction forming part of notifiable arrangements (as defined by section 306 of the FA 2004) or in respect of which the provisions or Part 5 of the FA 2013 or Schedule 43 of the FA 2013 apply.

8.21.	No Group Company has in the last four years been involved in or entered into any scheme, arrangement, transaction or series of transactions in respect of which a Group Company has claimed any statutory relief, exemption or treatment for Tax purposes, one of the statutory conditions of which is that the main purpose or one of the main purposes of the scheme, arrangement, transaction or series of transactions is not the avoidance or deferral of Tax, other than in circumstances where the avoidance or deferral of Tax was not the main purpose of one of the main purposes of the scheme, arrangement, transaction or series of transactions.

Tax Clearances

8.22.	No Group Company has in the last four years entered into any special agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on a strict application of law) in relation to the Tax affairs of any Group Company.

8.23.	No Group Company has in the last four years carried out any action which requires the prior consent or clearance of any Tax Authority without first obtaining such consent or clearance and all such consents and clearances have been properly obtained on the basis of complete and accurate information.

Tax Groups

8.24.	No Group Company is or has within the four years preceding the date of this Deed ever been a member of a group of companies, a fiscal consolidation or a fiscal unity for any Tax purpose, of which any company other than a Group Company or a member of the Vendors' Group is a member.

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8.25.	Except as provided in the Accounts, no Group Company is, or will be, obliged to make or be entitled to receive any payment for the surrender of Group Relief in respect of any period ending on or before Completion.

9.	Properties

9.1.	The Property List sets out all of the premises and land owned or occupied or otherwise used by a Group Company in connection with the business of the Group as at the date hereof. There are no premises or land which are owned, occupied or used by a Group Company for any purpose outside the business of the Group.

9.2.	The details relating to the Properties which are set out in the Property List are, in all material respects, true and accurate.

9.3.	Except in relation to the Properties, no Group Company has any material, actual or contingent liability in respect of any land or buildings that have, at any time before the date of this Deed, been owned or occupied or used by the Group for the operation of the business of the Group.

9.4.	Except in relation to the Properties, the Group is not actually or contingently liable as surety of, or an original contracting party to, or assignor or assignees of, any lease of property.

9.5.	The Group is not involved in any material outstanding disputes or claims in relation to any of the Properties, and there are no facts, matters or circumstances that are likely to give rise to any such dispute.

9.6.	No actual or contingent rights of occupation have been granted in favour of third parties in respect of any of the Properties.

9.7.	The Group has not entered into any agreements to dispose of the Properties.

9.8.	Except as set out in the Property List, no Group Company holds any freehold or leasehold interest in a property.

10.	Compliance and Litigation

10.1.	The business of the Group has in the past three years been carried on and is being carried on in such manner so that there have been no breaches of applicable laws, legal duties, regulations and by-laws in each country in which it is carried on which would have a material adverse effect on the business of the Group.

10.2.	There is not now, nor has there been in the past three years, any investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body against the Group, nor has any notice from any court, tribunal, arbitrator, governmental agency or regulatory body been received in the past three years with respect to an alleged material actual or potential violation and/or failure to comply with any applicable laws, legal duties, regulations and by-laws in each country in which it is carried on.

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10.3.	Save for collection of debts in the ordinary course of business, no Group Company is now or has in the past three years been engaged in any material litigation, arbitration, mediation, regulatory, administrative or criminal proceedings; there are no such proceedings pending or threatened, either by or against any Group Company and there are no circumstances likely to give rise to any such proceedings.

10.4.	No officer, agent or employee (past or present) for whose acts, omissions and defaults a Group Company is liable is involved in any material litigation, arbitration or criminal proceedings as a result of any act or omission by him in the course of his duties to the Group.

10.5.	No Group Company is or has at any time engaged in any activity, practice or conduct which would at the time have constituted an offence under the Bribery Act 2010 (or equivalent legislation in any other jurisdiction in which the Group operates or does business).

10.6.	The Group has in place reasonably appropriate safeguards and policies for the prevention of any offence under the Bribery Act 2010 and equivalent foreign legislative requirements and uses reasonable efforts to ensure such safeguards and policies are observed.

11.	Licences

11.1.	The Group has obtained:

11.1.1.	all licences, permits, authorisations or consents required by law in order for it to supply or provide gambling products or services in the same manner as currently supplied or provided by any Group Company ("Gambling Licences");

11.1.2.	all other necessary licences, permits, authorisations or consents required by law (excluding IP Licences) in order for it to carry on its business as now carried on, the absence of which would have a material adverse effect on the business of the Group ("Material Licences").

11.2.	Where required to do so under any law or regulation or by any relevant authority, suitable directors, officers or employees of the Group Companies have obtained personal licences permits, authorisations or consents as required to enable such individuals (and/or the relevant Group Companies) to be involved in the supply or provision of gambling products or services ("Personal Licences").

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11.3.	Each of the Gambling Licences, Material Licences and Personal Licences ("Relevant Licences") is valid and subsisting and has been complied with in all material respects.

11.4.	No Group Company, nor any Employee acting in their capacity as an employee of the Group, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the gambling laws of any jurisdiction in which the Group conducts business.

11.5.	During the three years ending on the date of this Deed, no Group Company has received any notice in writing alleging that a material default under any of the Relevant Licences has occurred, or indicating that any of the Relevant Licences will or may be investigated, reviewed, suspended, cancelled, modified or revoked in whole or in part (whether as a result of the entry into or Completion of the Acquisition Agreement or otherwise).

11.6.	During the three years ending on the date of this Deed, no Group Company has paid any fine or made any voluntary payment to any regulatory body or authority in connection with any alleged or actual breach of a Relevant Licence.

11.7.	Compliance with the Acquisition Agreement will not breach or constitute a default of any of the Licences or cause any Group Company to lose a right or benefit which it currently has the benefit of under any Licence. None of the terms and conditions of any Licence (whether explicitly forming part of the Licence or attaching to the Licence by operation of law or regulation) requires any notification to, or approval of, any issuing authority, licensing authority or other governmental authority, whether before or after Completion.

12.	Assets

12.1.	The assets owned by the Group, together with the assets held under or by virtue of any licence, hire purchase and leasing agreements, comprise all the material assets necessary for the continuation of its business as now carried on.

12.2.	All assets which are listed as assets in the Accounts (other than (i) assets held under hire purchase arrangements or finance leases on normal commercial terms, and (ii) assets subject in the ordinary or usual course of trading to provisions regarding retention of title pending payment of sums to the relevant suppliers) are the absolute property of a member of the Group and are free from any security interest or encumbrance other than in connection with the Existing Group Financing Arrangements.

12.3.	No Group Company depends in any material respect upon the use of assets owned by or facilities provided by any Vendor or any of their respective Connected Persons.

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12.4.	The fixed asset register for each Group Company is set out at document 1.12.4 of the Data Room Documents and sets out particulars of the hardware and other plant, machinery and equipment owned or used by it as at the date that the fixed asset register was placed in the Data Room.

13.	IP

13.1.	Subject to agreements, arrangements or licences to the extent Disclosed whereby:

(i)	the Group is contractually authorised to use or exploit any Intellectual Property Rights belonging to a third party; or

(ii)	the Group has authorised or otherwise permitted the use of any Intellectual Property Rights (together with (i), the "IP Licences"),

a Group Company is the sole beneficial owner of all Intellectual Property Rights (to the extent that they are capable of being owned).

13.2.	None of the Intellectual Property Rights or agreements are the subject of outstanding or threatened disputes, claims or proceedings or have been subject to a challenge, opposition or attack by a third party or competent authority which would have a material adverse effect on the business of the Group as carried on at the date of this Deed.

13.3.	No Group Company has received or issued written notice in respect of any material breach or termination in respect of any IP Licence within the last 24 months.

13.4.	A list of all of the Intellectual Property Rights registered in any jurisdiction which is owned by a Group Company (the "Registered IPR") has been included in the Data Room and copies of all material IP Licences and copies of all agreements, arrangements or licences relating to any material Intellectual Property Rights referred to in paragraph 13.1(i) have been Disclosed in the Data Room.

13.5.	In respect of the Registered IPR:

13.5.1.	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time;

13.5.2.	nothing has been done, or not been done, which has resulted, or which would be reasonably likely to result in, any Registered IPR being revoked or declared invalid; and

13.5.3.	the Group has not received written notice of any current claim, challenge, or dispute in relation to the ownership, validity or use by the Group of the Registered IPR.

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13.6.	In the past 24 months, no Group Company has been a party to, nor has it received a threat in writing of, litigation or a claim relating to the infringement by the Group of any intellectual property rights of a third party and no Group Company has received notice indicating that any such litigation may be forthcoming.

13.7.	The execution and performance of the Transaction Documents will not cause any material licences granted to any Group Company by a third party to use any Intellectual Property Rights to terminate.

14.	Information Technology

14.1.	The Group Companies legally and beneficially own, free from any Encumbrance, or have the right to use all IT equipment, telecommunications equipment and software necessary for the effective operation of their businesses (the "IT Assets").

14.2.	All licences, consents, authorisations, permissions, approvals and permits (together the "Approvals") required by applicable law or from any third party needed for the use of the IT Assets by the Group Companies are in full force and effect and all material Approvals are in the Data Room.

14.3.	Group Companies have not copied or used any of the software comprised within the IT Assets in violation of the applicable licence or otherwise materially breached any of its agreements or the rights of others with respect thereto.

14.4.	Reasonable precautions have been taken to preserve the security and integrity of the IT Assets and during the two years ending on the date of this Deed, there has not been any material unauthorised modification of any software or data comprised in the IT Assets or any fraud committed by use or abuse of the IT Assets. The IT Assets contain no viruses or any code calculated to adversely affect any software or data.

14.5.	In the two years ending on the date of this Deed there has been no failure or breakdown of the IT Assets used in the business of the Group which has caused any material disruption to the business of the Group.

14.6.	The information technology used by the business has not materially failed to function during the twelve month period immediately preceding the date of this Deed for a period of twenty four hours or more in a manner which impacted the conduct of the business in any material way.

14.7.	The IT Assets taken as a whole are under sufficient operational and functional control for the carrying on of the business of the Group as carried out in the 12 months prior to the date of this Deed.

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15.	Insurance

15.1.	A summary of all material insurance policies maintained by the Group has been included in the Data Room ("Insurance Policies") and details thereof are accurate in all material respects.

15.2.	Accurate details of any outstanding claims, notifications to insurers or losses incurred which relate to the Group and are reasonably likely to result in a claim under the Insurance Policies are contained in the Data Room.

15.3.	All premiums due on the Insurance Policies have been paid, the Insurance Policies are in full force and effect and all other material conditions of the Insurance Policies have been performed and observed.

15.4.	No insurer under any of the Insurance Policies has disputed, or given any indication in writing that they intend to dispute, the validity of any of the Insurance Policies on any grounds.

15.5.	No Insurance Policy (or coverage thereunder in relation to any Group Company) will terminate or be liable to termination as a result of the acquisition of the Shares or this Deed, or any of the Transaction Documents being entered into or performed.

16.	Employees and pensions

16.1.	The Data Room contains a list (prepared on an anonymised basis) setting out summary details of all employees of the Group as at 1 June 2016 (the "Employees").

16.2.	The identities, dates of commencement of employment or appointment to office, and terms of employment or appointment of all of the Employees of the Group with an annual salary in excess of £85,000 (each a "Senior Employee") have been included in the Data Room.

16.3.	The principal terms and conditions of each grade and category of employee (other than those included under paragraph 16.2) have been included in the Data Room.

16.4.	Details of all formal bonus schemes and benefit schemes (including incentive schemes) which give rise to legally enforceable rights and details of the entitlements under these schemes have been Disclosed in the Data Room.

16.5.	Other than specifically provided for in the Management Accounts or the Locked Box Accounts, and save for those formal bonus schemes and benefit schemes (including incentive schemes) referred to in paragraph 16.4 above, no Group Company has offered any promise or commitment to any officer, consultant or employee relating to the payment or provision of any bonus, benefit, incentive, retention or other compensation or other similar payment or benefit exceeding £10,000 individually or £100,000 in aggregate within the Group.

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16.6.	All currently applicable staff handbooks, written policies and procedures (including in relation to redundancy and lay-off) to the extent they create any legally binding commitment on the Group and which are applicable to the Employees have been included in the Data Room.

16.7.	No Senior Employee has given to any member of the Group, nor has received from any member of the Group, notice of termination of his or her employment.

16.8.	No offer of employment or engagement has been made by any Group Company to an individual who would be a Senior Employee if such offer was accepted, or which has been accepted but where the employment or engagement has not yet started

16.9.	Except as included in the Data Room, all contracts between a Group Company and an Employee are terminable at any time on not more than six months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Group except in respect of accrued but unpaid wages and accrued bonus, holiday pay, expenses, commission or pension payments.

16.10.	The Group has complied in all material respects with all of its obligations to or in respect of the Employees arising out of their terms and conditions of employment, and no amount due to or in respect of any Employee is in arrears and unpaid (other than salary, benefits or bonus entitlements for the current period in which the date of this Deed falls).

16.11.	All material collective bargaining or recognition agreements and other agreements with any trade union or other body that represent all or an material portion of the Employees and all agreements concerning the provision of information directly to and/or seeking the views of the Employees have been included in the Data Room.

16.12.	There is no outstanding, nor at any time during the three years preceding the date of this Deed has there been, any strike, work-to-rule or other industrial action taken by or in relation to the Employees.

16.13.	There are no outstanding Employment Tribunal claims against a Group Company by any Employee or by any person who was an employee of the Group within the 12 month period prior to the date of this Deed, and no such person has threatened any such claims in writing.

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16.14.	Except as set out in the Data Room, in the period of three years preceding the date of this Deed, no Group Company has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (a "Relevant Transfer") affecting any of the Employees or any other persons engaged in the business of Group. No officer or employee of any Group Company has transferred to it under a Relevant Transfer who at any time prior to the Relevant Transfer was a member of a scheme providing an interest or option over employment related securities where that scheme was not replicated in all material respects by the relevant Group Company.

16.15.	Save for (i) the pension schemes Disclosed in the Disclosure Letter (the "Pension Schemes"), and (ii) any mandatory social security or pension arrangements under applicable law managed by or through governmental authorities, no Group Company is under a liability or obligation to provide (or contribute towards any scheme or arrangement which provides) benefits ("pension benefits") on retirement, death, disability or leaving service to any person (but not including any benefits provided on accidental injury or death in work).

16.16.	No Group Company has given any undertaking or assurance to any person as to the extension or introduction or increase or improvement of any pension benefits or provided any pension benefits to any person on a voluntary or ex-gratia basis.

16.17.	True and materially complete copies of all material scheme documents or other scheme particulars which set out rights or benefits relating to the Pension Schemes have been Disclosed in the Data Room.

16.18.	All contributions which have fallen due for payment in respect of the Pension Schemes have been paid.

16.19.	Other than pursuant to the MEP, no Group Company has granted or is obliged to grant any options or other rights in respect of employment related securities under any share ownership plan or share option plan. There is no employee benefit trust.

16.20.	Since the Accounts Date, no Group Company has made any changes to the emoluments or benefits of or any bonus to any of the Senior Employees or any consultants (earning in excess of £85,000 per annum) of any Group Company and no Group Company is under any obligation to make any such changes with or without retrospective operation.

16.21.	There are no amounts owing or agreed to be loaned or advanced by any Group Company to any directors, officers, consultants (earning in excess of £85,000 per annum) and employees of the Group (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

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Particulars of officers and employees

16.22.	The names of the persons who are engaged to provide services personally to any Group Company who is not are not employees have been included in the Data Room.

16.23.	No employee or officer of any Group Company is currently absent from work and has been so for a period in excess of twelve consecutive weeks other than on maternity or shared parental leave.

16.24.	The enhanced redundancy policy of the Group has been included in the Data Room.

17.	Insolvency

17.1.	No receiver or administrative receiver (or equivalent in any part of the world) has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company and no step has been taken or notice given or filed for or with a view to the appointment of such a person.

17.2.	No administration or winding-up order (or equivalent in any part of the world) has been made in relation to any Group Company and no petition for such an order has been presented and no person has stated in writing their intention to petition for such an order.

17.3.	No Group Company is insolvent or unable to pay its debts as they fall due (within the meaning of the Insolvency Act 1986 (or any equivalent legislation applicable to Group Companies outside of the United Kingdom).

17.4.	No voluntary arrangement or compromise has been proposed, approved or sanctioned in respect of any Group Company.

18.	Data Protection

18.1.	All Group Companies are in compliance in all material respects with the Data Protection Act 1998.

18.2.	No Group Company has in the three years prior to the date of this Deed been the subject of a complaint, investigation, audit or action by the Information Commissioner or an equivalent regulator in another jurisdiction or a data subject.

18.3.	There has been no material data security breach at any of the Group Companies in the three years prior to the date hereof.

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19.	Competition

19.1.	No Group Company is or has been (at any time in the last three years) engaged in any agreement, arrangement, practice or conduct which amounts or amounted to an infringement of the Competition Law of any relevant jurisdiction in which the Group conducts or conducted business.

19.2.	No Group Company, nor any Employee acting in their capacity as an employee of the Group, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Group conducts business.

19.3.	No Group Company has received any written communication or request for information from any Competition Authority or any third party in connection with any allegation of infringement by any Group Company of any Competition Law or investigation by any Competition Authority in respect of the Group's operations and affairs, within the last three years.

20.	Grants

No Group Company is subject to any arrangement for the receipt or repayment of any grant, subsidy or financial assistance from any government department or agency of any local or other authority in each case of more than £500,000.

21.	Business Plan

To the best of the Warrantors' knowledge and belief: (i) the factual information contained in the Business Plan is true and accurate in all material respects, and (ii) the forecasts, projections and assumptions contained in the Business Plan have been prepared in good faith and after careful consideration, and the assumptions set out therein are reasonable. So far as the Warrantors are aware, no material facts or assumptions have been omitted from them which would render the information, forecasts, projections, opinions and assumptions contained in them misleading in any material respect.

22.	Reports

Each of the Warrantors has read the Reports and save as Disclosed (i) the factual information contained therein and any opinions or expectations expressed therein are accurate in all material respects (ii) there is no other matter, fact or circumstance which renders any of the factual information or the opinions in any of the Reports misleading in any material respect.

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Schedule 3 – Tax Covenant

1.	DEFINITIONS

1.1.	In this paragraph 1.1:

"Accounts Relief" means:-

a) any Relief to the extent that the same has been shown as an asset of a Group Company in the Accounts; and

b) any Relief which is taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which, but for such Relief, would have appeared in the Accounts).

"Actual Tax Liability" means a liability of any Group Company to make an actual payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax;

"CTA 2009" means the Corporation Tax Act 2009;

"CTA 2010" means the Corporation Tax Act 2010;

"Deemed Tax Liability" means:

(a)	the loss, or unavailability of, or failure to obtain, or reduction in the amount of, a Accounts Relief; or

(b)	the use or set-off of a Purchaser's Relief in circumstances where, but for the use or set-off, any Group Company would have had an Actual Tax Liability in respect of which the Warrantors would have had a liability under this Schedule 3;

"Demand" means:

(a)	the issue of a notice, demand, assessment, letter or other document by or on behalf of any Tax Authority;

(b)	the taking of any other action by or on behalf of a Tax Authority (including the imposition, or any document referring to the possible imposition, of a withholding of, or on account of, Tax); or

(c)	(for the purposes of paragraph 4.1 only, but for the avoidance of doubt, not for the purpose of any other provision of paragraph 4) the preparation or submission to a Tax Authority of a Tax Return or other document by the Purchaser or any Group Company or another person, from which it appears that a Tax Liability may be incurred by, or may be imposed on, any Group Company;

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"Event" includes (without limitation) any event, transaction (including, without limitation, the execution of this agreement and Completion), act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature whatsoever and whether or not the Purchaser or any Group Company is a party to it (including, without limitation, any change in the residence of a person for the purposes of any Tax, the death, bankruptcy or winding up of a person, a failure to take action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of action after Completion could have avoided the apportionment or deemed distribution), or a Group Company becoming, being or ceasing to be a member of a group of companies (however defined) or becoming, being or ceasing to be connected or associated with any person, company or group for the purposes of any Tax) and reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

"Group Relief" means:

(d)	group relief capable of being surrendered or claimed pursuant to Part 5 of CTA 2010;

(e)	advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

(f)	a Tax refund capable of being surrendered or claimed pursuant to section 963 of CTA 2010;

(g)	the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of the Taxation of Chargeable Gains Act 1992 and the notional reallocation of gain pursuant to section 792 of the Corporation Tax Act 2009;

(h)	eligible unrelieved foreign Tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001 (SI 2001/1163); and

(i)	any other Relief available between members of a group for Tax purposes;

"Income, Profits or Gains" means income, profits, gains or any other consideration, value, receipt, standard or measure for the purposes of any Tax and:

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(j)	references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Completion Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date; and

(k)	references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person;

"Insured Tax Claim" means a claim brought by the Purchaser under the Tax Warranties or the Tax Covenant, which is covered by the W&I Policy

"Post-Completion Relief" means a Relief which arises to any Group Company:

(l)	as a consequence of, or in connection with, any Event occurring (or being treated for Tax purposes as occurring) after Completion;

(m)	in respect of any period after Completion; or

(n)	from Income, Profits or Gains earned, accrued or received, after Completion;

"Purchaser's Relief" means:

(o)	any Accounts Relief;

(p)	any Post-Completion Relief; and

(q)	any Relief arising to any member of the Purchaser's Tax Group (other than any Group Company) at any time;

"Purchaser's Tax Group" means the Purchaser and each other company which is, or is for a Tax purpose, treated as being a member of the same group as, or otherwise controlled by, connected with or associated in any way for tax purposes with, the Purchaser from time to time;

"Relief" means:

(r)	any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax; or

(s)	any right to repayment of or saving of Tax (including interest in respect of Tax),

and any reference to the use or set-off (including in part) of a Relief is construed accordingly;

"Vendors' Relief" means any Relief other than a Purchaser's Relief;

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"Vendors' Tax Group" means the Vendors and each other company which is, or is for a Tax purpose, treated as being a member of the same group as, or otherwise controlled by, connected with or associated in any way with, any of the Vendors from time to time;

"Tax Liability" means an Actual Tax Liability or a Deemed Tax Liability;

"Tax Period" means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority;

"Tax Return" means any return, declaration or computation relating to Taxes, including any schedule, supplement or attachment thereto, and including any amendment thereof;

"Vendor and/or Vendors" has the meaning given to it in the Acquisition Agreement;

1.2.	The words "connected" and "controlled" shall be construed in accordance with the provisions of sections 1122 and 1124 of CTA 2010 respectively.

1.3.	References in this paragraph 1 to paragraphs are to paragraphs in this paragraph 1 unless otherwise stated.

1.4.	Without limitation, references to the ordinary course of business of the relevant Group Company for the purposes of paragraph (c) and 3.1 do not include the acquisition or disposal of any shares or interests in any person or the acquisition or disposal of any assets other than trading stock.

1.5.	Should there be any conflict between any provision of either this Deed (other than this Schedule 3) or the Acquisition Agreement, with this Schedule 3, the provisions of this Schedule 3 shall take precedence over the conflicting provisions in this Deed or the Acquisition Agreement (as relevant).

2.	COVENANT TO PAY

2.1.	The Warrantors covenant with the Purchaser to pay to the Purchaser an amount equal to:

(a)	any Actual Tax Liability arising:

(i)	as a consequence of, or by reference to, any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion (including Completion itself);

(ii)	as a result of any Group Company ceasing to be, or ceasing to be treated as, a member of a group for the purpose of any Tax with the Vendors or any member of the Vendors' Tax Group (whether arising under Section 179 of the Taxation of Chargeable Gains Act 1992, Section 780 of the CTA 2009, Section 785 of the CTA 2009, Sections 344-346 of the CTA 2009, Sections 630-632 of the CTA 2009, Schedule 7 of the Finance Act 2003 or otherwise) as a result of Completion, the entry into of this agreement or any other Event occurring on or before Completion;

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(iii)	in respect of, or by reference to, any Income, Profits or Gains earned, accrued or received on or before Completion;

(iv)	as a result of, or in respect of, the grant, exercise, release, vesting, variation or cancellation at any time of a right obtained before Completion to acquire securities or an interest in securities;

(b)	any liability of any Group Company for which the relevant Group Company is liable in consequence of the Group Company being a member of the Vendors' VAT Group before Completion;

(c)	any liability of any Group Company to pay or repay any amount in relation to Tax pursuant to an indemnity, covenant or warranty relating to Tax or any guarantee in respect of any such indemnity, covenant or warranty entered into or created on or before Completion, except for any of the same which were created or entered into in the ordinary course of business of the relevant Group Company;

(d)	any liability of a Group Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Purchaser's Tax Group) in respect of Group Relief pursuant to any arrangement or agreement entered into by a Group Company on or before Completion;

(e)	the loss by a Group Company of, or failure of a Group Company to obtain (in whole or in part), any payment for Group Relief or any repayment or refund for amounts previously paid in respect of Group Relief, in each case, where such payment, repayment or refund has been taken into account in the Accounts;

(f)	any Deemed Tax Liability; and

(g)	all reasonable costs and expenses incurred by the Purchaser, any Group Company or another member of the Purchaser's Tax Group in connection with:

(i)	a liability of the kind referred to in paragraphs 2.1(a), (b), (c), (d), (e) or (f) and a Demand therefor in respect of which a successful claim is made by the Purchaser under this paragraph 2.1; or

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(ii)	successfully taking or defending any action under this paragraph 2.1.

2.2.	For the purposes of this paragraph 2.2, the amount of a Deemed Tax Liability of any Group Company is:

(h)	in the case of a loss of, or unavailability of, or failure to obtain, or reduction in the amount of a Accounts Relief:

(i)	where the Accounts Relief is a right to repayment of Tax, the amount of the repayment lost, not available, not obtained or reduced; and

(ii)	in any other case, the amount of Tax which is payable (or would be payable ignoring the existence of other Purchaser's Reliefs) by the relevant Group Company which would not have been payable but for the loss, unavailability or failure to obtain, or reduction in such Accounts Relief; and

(i)	in the case of a use or set-off of a Purchaser's Relief, the amount of Tax which would have been payable by any Group Company but for the use or set-off of such Purchaser's Relief.

3.	LIMITATIONS AND EXCLUSIONS

3.1.	The Warrantors shall not be liable under paragraph 2 of this Schedule 3 or for breach of the Tax Warranties (treating the circumstances giving rise to a claim for breach of a Tax Warranty or a claim under paragraph 2.1 (d), (e) or (g) as if, for the purposes of this Schedule 3, they were a Tax Liability) in respect of a Tax Liability of a Group Company:

(a)	to the extent that specific provision or reserve was made or taken into account in the Accounts or the Locked Box Accounts in respect of the liability in question;

(b)	to the extent that the liability in question has been paid or discharged before Completion and such payment or discharge is reflected in the Accounts or the Locked Box Accounts;

(c)	to the extent that the liability in question arises or is increased as a result of a change in legislation or a change in the published practice of any Tax Authority or the passing of any judgment of any Court or Tribunal or an increase in the rates of Tax, in each case taking effect after the Completion Date (including with retrospective effect) and not in force or announced at the date of this agreement;

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(d)	to the extent that the liability in question would not have arisen but for a voluntary act of the Purchaser or the relevant Group Company after Completion, but only in circumstances where the Purchaser knew or ought reasonably to have known that the liability in question would have arisen as a result of the voluntary act, other than a change in accounting policy, method or basis (or a change in the date to which a Group Company makes up its accounts) or an act which:

(i)	is in the ordinary course of business as carried on by the relevant Group Company at or before Completion;

(ii)	is carried out pursuant to any obligation imposed by any law, regulation or requirement having the force of law which was in force, enacted or promulgated on or before the Completion Date;

(iii)	is carried out at the written request of, or with the written consent of, the Warrantors or the Vendors, or in accordance with the terms of this agreement or any document executed pursuant to this agreement; or

(iv)	is carried out pursuant to any legally binding commitment or obligation of any Group Company created or incurred prior to Completion;

For the avoidance of doubt, for the purposes of this paragraph 3.1 an act will not be regarded as voluntary where such act is, or involves, discussion with, or the necessary disclosure of any fact to, a Tax Authority;

(e)	to the extent that the liability in question would not have arisen but for any change after Completion of the date to which a Group Company makes up its accounts or, any change of accounting policy, method or basis of a Group Company after Completion except, in each case, where such change is necessary so as to ensure compliance with law or generally accepted accounting principles where a Group Company was prior to, or on, Completion not so compliant;

(f)	to the extent that any Income, Profits or Gains to which that liability is attributable were actually earned or received by or actually accrued to a Group Company on or before Completion, were not distributed or remitted to the Vendors or any member of the Vendors' Tax Group on or before Completion, and were not (in either such case) reflected in the Accounts but should have been so reflected or taken into account;

(g)	to the extent that the liability in question would not have arisen but for the failure or omission on the part of a Group Company to comply with a written request of the Vendors (notified to the Purchaser at least ten Business Days prior to the applicable statutory or procedural deadline) to make a valid claim or election under the provisions of an enactment or regulation relating to Tax after Completion, the making of which is permitted by law and was taken into account in the Accounts or the Locked Box Accounts;

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(h)	to the extent that a Vendors' Relief is available to the relevant Group Company at no cost to the Group Company or any member of the Purchaser's Tax Group to set against or otherwise mitigate the Tax Liability provided it has not already been taken into account under paragraph 7, paragraph 8, paragraph 9 or paragraph 11;

(i)	to the extent that the amount of the liability in question has been recovered from a person (excluding any Group Company, the Purchaser or any other member of the Purchaser's Tax Group) at no net cost to the Purchaser or any Group Company or any member of the Purchaser's Tax Group;

(j)	to the extent that the Purchaser has otherwise made recovery in respect of the liability in question under any provision of this agreement; or

(k)	to the extent that liability would not have arisen or would have been reduced but for a failure by the Purchaser to comply with any of its obligations under this agreement, to the extent that such claim relates to interest or penalties arising from the unreasonable delay of the Purchaser to pay Tax to a Tax Authority after the Warrantors have made a payment of an amount to the Purchaser in respect of the Tax Liability pursuant to the claim.

3.2.	Certain provisions of Clause 5 of this Deed contain further limitations which apply to claims under paragraph 2 of this Schedule 3.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1.	If the Purchaser or any Group Company becomes aware of a Demand issued after Completion which could give rise to a liability for the Warrantors under paragraph 2 of this Schedule 3 or under the Tax Warranties the Purchaser shall give notice to the Warrantors of the Demand (including reasonably sufficient details of the Demand) as soon as reasonably practicable after the Purchaser or the relevant Group Company becomes aware of the Demand (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the Warrantors, or prejudice the Purchaser's right to claim, under paragraph 2 or under the Tax Warranties).

4.2.	Subject to paragraph 4.8 below, the Warrantors shall be entitled at their sole discretion (but after reasonable consultation with the Purchaser) to notify the Purchaser in writing that they intend to resist such Demand in the name of the Purchaser or a Group Company and to have the conduct of any appeal or compromise of the Demand or incidental negotiations relating thereto provided that:

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(a)	the Warrantors shall keep the Purchaser fully informed of all actual or proposed material developments and matters (including meetings) relating to the Demand and any action taken by the Warrantors under this paragraph 4 and the Warrantors shall give reasonable advance notice of a meeting or call with any Tax Authority in relation to such Demand to the Purchaser and the Purchaser shall be entitled to nominate an individual (who is an employee or officer of the Purchaser or a Group Company) to attend such meeting or call;

(b)	the Purchaser and the Warrantors shall agree (acting reasonably) to the appointment of advisers; and

(c)	no material written communication pertaining to the Demand (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to a Tax Authority or other governmental body or authority without the Purchaser being given a reasonable opportunity to comment on the same and the Warrantors shall take into account any reasonable comments of the Purchaser.

4.3.	The rights of the Warrantors under paragraph 4.2 and 4.5 are subject to the Warrantors having indemnified the relevant Group Company, the Purchaser and any other member of the Purchaser's Tax Group (as applicable) on an after-Tax basis to the Purchaser's reasonable satisfaction against all costs and expenses reasonably incurred and any increased liability to Tax which may be incurred as a result of any such action as is referred to in paragraph 4.2.

4.4.	Subject to paragraph 4.5, the Purchaser must procure that no matter relating to the Demand referred to in paragraph 4.1 is settled or otherwise compromised without the Warrantors' prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.5.	Subject to paragraph 4.2, the Purchaser agrees to take and procure that a Group Company shall take such action and give such information and assistance as the Warrantors may reasonably request to exercise their rights under this paragraph 4.

4.6.	If:

(a)	within 15 Business Days of receipt of notice of the Demand pursuant to paragraph 4.1 (or if shorter, at least 10 Business Days before any applicable statutory or procedural deadline), the Warrantors fail to notify the Purchaser pursuant to paragraph 4.2 that they intend to resist the Demand or fail to notify the Purchaser that they wish to have the conduct of any appeal, compromise or incidental negotiations as mentioned in paragraph 4.2;

(b)	the Warrantors fail to notify the Purchaser of any further action to be taken by the Purchaser or a Group Company within 14 days of the Purchaser seeking instructions from the Warrantors or the Warrantors do not respond to any request by the Purchaser for consent to take any action relating to the Demand within 14 days of receipt of such request;

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(c)	the Warrantors do not indemnify the relevant Group Company, the Purchaser and any other member of the Purchaser's Tax Group as required by paragraph 4.3 within a reasonable period of time following written request from the Purchaser to the Warrantors for indemnification;

(d)	the Warrantors do not acknowledge that the Demand notified by the Purchaser pursuant to paragraph 4.1 could give rise to a liability for the Warrantors under paragraph 2 or, as the case may be, for breach of any of the Tax Warranties; or

(e)	the Demand derives from or arises out of or is in connection with any written allegations by a Tax Authority of any dishonest or fraudulent act or omission by, or of, the Warrantors at any time or by, or of, a Group Company prior to Completion, the Purchaser shall be free to satisfy or settle the relevant liability on such terms as it may in its absolute discretion think fit.

4.7.	The Purchaser or a Group Company shall not be required to take, nor shall the Warrantors be permitted to take any action which (i) on an objective basis, it would be unreasonable to take in the circumstances then existing, taking into account the position of, on the one hand, the Purchaser, the Purchaser's Group and the Group Companies and, on the other hand, the Warrantors, or (ii) involves an appeal beyond the first appellate court in the relevant jurisdiction without an opinion from jointly chosen and nationally recognised leading Tax counsel that: (A) the appeal will, on the balance of probabilities, be won; and (B) it is reasonable, in all the circumstances, to proceed with such an appeal in the manner proposed by the Warrantors.

4.8.	If the Demand referred to in paragraph 4.1 above relates to an Insured Tax Claim, the Purchaser shall have, at its sole and absolute discretion, conduct of the Insured Tax Claim absolutely and anything relating thereto, and the Warrantors shall provide, or cause to be provided, to the Purchaser all reasonable assistance and information that the Purchaser may require in respect of the Demand.

4.9.	The Purchaser agrees to keep the Warrantors informed of all matters relating to an Insured Tax Claim (including providing any information and/or copies of any documents in the control of a Group Company or the Purchaser reasonably requested by the Warrantors) and shall forward copies of all material correspondence received from a Tax Authority relating to the Insured Tax Claim to the Warrantors.

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5.	PAYMENT OF CLAIMS

5.1.	Payments by the Warrantors of any liability under paragraph 2 of this Schedule 3 or pursuant to breach of any of the Tax Warranties must be made in cleared and immediately available funds on the days specified in paragraph 5.2.

5.2.	The days referred to in paragraph 5.1 are as follows:

(a)	in the case of an Actual Tax Liability, the day which is the later of 10 Business Days after demand is made for payment by or on behalf of the Purchaser and 10 Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)	in the case of a Deemed Tax Liability, the later of 10 Business Days after demand is made for payment by or on behalf of the Purchaser and:

(i)	in the case of the loss of, or unavailability of, or failure to obtain or reduction in a Accounts Relief which is a right to repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;

(ii)	in the case of the loss of, or unavailability of, or failure to obtain or reduction in any other Accounts Relief, 10 Business Days before Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority; or

(iii)	in the case of the use or set-off of a Purchaser's Relief, the day on which the Tax which would have been payable but for the use or set-off is due and payable to the relevant Tax Authority; and

(c)	in any other case, 10 Business Days after the date on which demand is made for payment by or on behalf of the Purchaser.

5.3.	For the purposes of this paragraph 5, references to the day on which an amount of Tax becomes due and payable to the relevant Tax Authority will be the last day on which such Tax may by law be paid without incurring a penalty or liability for interest in respect thereof.

6.	TAX RETURNS AND COMPUTATIONS

6.1.	The Warrantors or their duly authorised agent shall, at the cost of the relevant Group Company, be responsible for and have the conduct of preparing, submitting and agreeing all Tax Returns of each Group Company for all accounting periods ending on or before the date of Completion.

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6.2.	Any such Tax Return as is referred to in paragraph 6.1 shall be submitted in draft form by the Warrantors to the Purchaser or its duly authorised agents at a reasonable time, and in any event, 30 days, before the last date on which the Tax Return may be filed with the relevant Tax Authority without incurring interest and penalties. If it wishes to do so, the Purchaser must provide any comments on such Tax Returns within 10 Business Days of its receipt of any such Tax Returns (the "Response Period") from the Warrantors otherwise the Purchaser and its duly authorised agents will be deemed to have approved such draft documents. The Warrantors shall properly reflect in the relevant Tax Return all reasonable comments of the Purchaser that are received within the Response Period or within a reasonable time in advance of the actual submission of the Tax Return to the Tax Authority.

6.3.	Subject to paragraph 6.4, the Purchaser shall procure that the Group Companies shall cause the Tax Returns referred to in paragraph 6.1 and such claims, disclaimers, surrenders, notices, consents and elections as may be directed by the Warrantors relating to all accounting periods ending on or before the date of Completion to be authorised, signed and returned to the Warrantors or their duly authorised agent for submission to the appropriate Tax Authority without undue or unreasonable delay, provided always that nothing herein shall oblige the Purchaser to submit any computation or other document unless the Purchaser is satisfied that the same is accurate and complete in all material respects. The Warrantors shall submit such Tax Returns without further amendment (save for any amendment which would not affect a liability of a Group Company, the Purchaser or a member of the Purchaser's Tax Group, or to which the Purchaser provides its written consent).

6.4.	Except with the Purchaser's written consent (such response to a request therefor not to be unreasonably delayed), the Warrantors shall not make any claim, election, surrender, disclaimer, notice or consent, or withdraw any such item, nor shall the Warrantors include any such items in a Tax Return unless the making, giving or withdrawal of it is permitted by law and is either taken into account in preparing the Accounts, or could not have any adverse effect on the liability to Tax of a Group Company, the Purchaser or a member of the Purchaser's Tax Group (provided that in considering whether or not the future liability of a Group Company, the Purchaser or a member of the Purchaser's Tax Group to Tax has been adversely affected, no account shall be taken of the use of a Vendors' Relief).

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6.5.	The Purchaser agrees that the Warrantors shall, at the cost of the relevant Group Company, have conduct of any correspondence relating to the Tax Returns referred to in paragraph 6.1 and the Purchaser shall give and shall procure that the Group Companies give to the Warrantors all such assistance as may reasonably be necessary for the Warrantors or their duly authorised agent to have the aforementioned conduct provided that the Warrantors shall promptly send copies of all such correspondence received and copies of all draft replies to the Purchaser within a reasonable time in advance of the actual submission of those replies to the relevant Tax Authority. If it wishes to do so, the Purchaser must provide any comments on such draft replies within 10 Business Days of its receipt of any such draft replies from the Warrantors (the "Response Period") otherwise the Purchaser and its duly authorised agents will be deemed to have approved such draft documents. The Warrantors shall properly reflect in those replies all reasonable comments of the Purchaser received within the Response Period or within a reasonable time in advance of the submission of the replies to the Tax Authority and the Warrantors shall give reasonable advance notice of a meeting or call with any Tax Authority in relation to such Tax Returns and correspondence to the Purchaser and the Purchaser shall be entitled to nominate an individual (who is an employee or officer of the Purchaser or a Group Company) to attend and participate in such meeting or call.

6.6.	The Purchaser or its duly authorised agents will be responsible for, and will have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax Returns of each Group Company for all accounting periods in which Completion falls. The Purchaser shall draft such Tax Returns in accordance with the Accounts and in accordance with past practice of the relevant Group Company (to the extent past practice is legally compliant), provided always that nothing herein shall oblige the Purchaser to submit any computation or other document unless the Purchaser is satisfied that the same is accurate and complete in all material respects.

6.7.	Any such Tax Return shall be submitted in draft form by the Purchaser to the Warrantors or their duly authorised agent at a reasonable time, and in any event 30 days, before the last date on which the Tax Return may be filed with the relevant Tax Authority without incurring interest and penalties. If it wishes to do, the Warrantors must provide any comments on such Tax Returns within 10 Business Days of its receipt of any such Tax Returns from the Purchaser (the "Response Period") otherwise the Warrantors and their duly authorised agents will be deemed to have approved such draft documents. The Purchaser shall properly reflect in the relevant Tax Return all reasonable comments of the Warrantors that are received within the Response Period or within a reasonable time in advance of the submission of the replies to the Tax Authority which relate to a matter for which the Warrantors may be liable under this paragraph 6.7.

6.8.	Where a Tax Return falling within paragraphs 6.1 to 6.7 above is a return in relation to bingo duty or machine games duty, the time periods set out within those paragraphs shall not apply. The party responsible for preparing, submitting and agreeing such returns shall submit such Tax Return in draft form to the other party two Business Days, in the case of a Tax Return relating to bingo duty, and five Business Days, in the case of a Tax Return relating to machine games duty, before the same are due to be sent to the relevant Tax Authority and shall take account of any reasonable comments of that other party in so far as it is practicable within the relevant timeframe to do so.

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6.9.	The Warrantors and the Purchaser must each (i) respectively afford (or procure the affordance) to the other or their duly authorised agents information and assistance which may reasonably be required, and (ii) co-operate in good faith, in each case, to prepare, submit and agree all outstanding Tax Returns referred to in this paragraph 6 and to conduct matters in accordance with the Warrantors' or the Purchaser's (as applicable) rights under this paragraph 6.

6.10.	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Demand to which the provisions of paragraph 4 apply, the provisions of paragraph 4 shall in the event of a conflict take precedence over the provisions of this paragraph 6; and

(b)	the provisions of this paragraph 6 shall not prejudice the rights of the Purchaser to make a claim under this paragraph 6 or under the Tax Warranties.

6.11.	For the avoidance of doubt, the provisions of paragraph 6.7 shall only apply to any Tax Returns or other matters relating to Tax to the extent they are reasonably expected to be relevant to a liability of a Warrantors under this paragraph 6 or under the Tax Warranties.

6.12.	Notwithstanding any rights of the Warrantors under this paragraph 6, the Warrantors or their duly authorised agents may not, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), require a Group Company to make or give any claim, election, surrender, disclaimer, notice or consent that will or may increase the liability to Tax of a Group Company for any period ended before or after Completion unless the making or giving of such claim, election, surrender, disclaimer, notice or consent was taken into account in the preparation of the Accounts.

7.	CORRESPONDING SAVINGS AND THIRD PARTY RECOVERY

7.1.	If (at the request and expense of the Warrantors) the auditors of the relevant Group Company certify that any Tax liability which has resulted in a payment having been made by the Warrantors under paragraph 2 or for breach of any of the Tax Warranties has given rise to a Relief (other than a Purchaser's Relief) which would not otherwise have arisen and which was not taken into account in calculating the amount payable by the Warrantors in respect of the Tax liability pursuant to paragraph 2 or the Tax Warranties, then to the extent that a liability of a Group Company or the Purchaser to make an actual payment of Tax (in respect of which the Warrantors would not have been liable under paragraph 2 or under the Tax Warranties) is reduced as a result of the use or set-off of the Relief, an amount equal to the lower of:

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(a)	the amount by which the liability is reduced; and

(b)	the amount of the payment previously made by the Warrantors in respect of the Tax liability giving rise to the Relief,

shall first be set off against any payment then due from the Warrantors under paragraph 2 or for breach of the Tax Warranties, secondly, to the extent there is an excess, be refunded to the Warrantors to the extent of any payments previously made by the Warrantors under paragraph 2 or for breach of the Tax Warranties and, thirdly, to the extent of any further excess, be carried forward and set-off against any payment becoming due from the Warrantors under paragraph 2 or for breach of the Tax Warranties.

7.2.	If the Warrantors at any time pays to the Purchaser an amount under paragraph 2 or for breach of any of the Tax Warranties and the Purchaser or any Group Company is or becomes entitled to recover from some other person (other than a member of the Purchaser's Tax Group) any sum in respect of the matter giving rise to the payment (other than by reason of the use or set-off of a Purchaser's Relief), the Purchaser, if so required by the Warrantors will (and will procure that the relevant Group Company will), at the cost of the Warrantors and provided the Warrantors shall have indemnified and secured the Purchaser and the relevant Group Company on an after-Tax basis against all costs, losses or damages which may thereby be incurred, take all reasonable steps as requested by the Warrantors in writing to enforce such recovery (provided that neither the relevant Group Company nor the Purchaser will be obliged to take any action which it reasonably considers to be prejudicial to its interests), and the Purchaser shall (provided such recovery has not already been taken into account under paragraph 3.1(h) or paragraph 9) within 5 Business Days of such recovery, pay to the Warrantors the lesser of:

(a)	the sum so recovered by the Purchaser or the relevant Group Company (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered (to the extent that the interest or repayment supplement relates to the period following the payment by the Warrantors to the Purchaser), but less any costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered (or any Tax which would be chargeable thereon but for the availability of a Purchaser's Relief); and

(b)	the amount paid by the Warrantors to the Purchaser as referred to above plus any interest or repayment supplement received in respect of the sum recovered to the extent that the interest or supplement is attributable to any period following the payment by the Warrantors to the Purchaser as referred to above, less any Tax chargeable on the sum recovered (or any Tax which would be chargeable thereon but for the availability of a Purchaser's Relief).

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8.	OVER PROVISIONS

8.1.	The Warrantors may, at any time on or before the date which falls four years and six months after the date of Completion, require the auditors for the time being of a Group Company to determine (at the Warrantors' expense) the existence and amount of any overprovision for Tax in the Accounts and the Purchaser shall provide, or procure that the relevant Group Company or Group Companies provide, any information or assistance reasonably required for the purpose of production by the auditors of a determination to that effect.

8.2.	If the auditors have determined that there is an overprovision for Tax in the Accounts otherwise than as a result of:

(a)	any change in legislation or a change in the published practice of any Tax Authority or any change in the rates of Tax, in each case taking effect after the Completion Date and retrospectively and not prospectively in force or announced at the date of this agreement;

(b)	a voluntary act of the Purchaser or the relevant Group Company after Completion, other than an act specified in any of paragraphs 3.1(d)(i)-3.1(d)(iv) (inclusive);

(c)	any change of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts (except where such change is necessary so as to ensure compliance with law or generally accepted accounting principles where a Group Company was prior to, or on, Completion not so compliant); or

(d)	the utilisation of any Purchaser's Relief,

and such overprovision has not been taken into account under paragraph 7, paragraph 9, or paragraph 11 then the amount of such overprovision shall be dealt with in accordance with paragraph 8.3. The exclusion at paragraph (a) of this paragraph 8.2 shall not apply to an overprovision to the extent that it relates to a liability to Tax which arises as a result of any Group Company ceasing to be, or ceasing to be treated as, a member of a group for the purpose of any Tax with the Warrantors or any member of the Vendors' Tax Group (whether arising under Section 179 of the Taxation of Chargeable Gains Act 1992, Section 780 of the CTA 2009, Section 785 of the CTA 2009, Sections 344-346 of the CTA 2009, Sections 630-632 of the CTA 2009, Schedule 7 of the Finance Act 2003 or otherwise) as a result of Completion, the entry into of this agreement or any other Event occurring on or before Completion.

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8.3.	Where it is provided under paragraph 8.2 that an overprovision for Tax in the Accounts is to be dealt with in accordance with this paragraph 8.3, the amount of the overprovision shall:

(a)	first be set against any payment then due from the Warrantors under paragraph 2 or for breach of the Tax Warranties;

(b)	to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under paragraph 2 or for breach of the Tax Warranties (and not previously refunded) up to the amount of the excess; and

(c)	to the extent that the excess referred to in paragraph 8.3(b) is not exhausted under that sub-paragraph, the remainder of that excess shall be paid to the Warrantors by way of an adjustment to the consideration for the Shares.

8.4.	For the purposes of this paragraph 8 an overprovision for Tax in the Accounts exists if any provision for a liability to Tax in the Accounts has been overstated.

8.5.	The Purchaser shall notify the Warrantors promptly on becoming aware on or before the date which falls four years and six months after the date of Completion of the potential existence of any overprovision to which the provisions of this paragraph 8 may apply.

8.6.	Where any such determination as is mentioned in paragraph 8.1 above has been made, the Warrantors or the Purchaser may request (at the requester's cost) the auditors of the Group Company to review such determination in the light of all relevant circumstances, including any facts, which have become known only since such determination, and to determine whether such determination remains correct or whether, in light of those circumstances, the amount that was the subject of such determination should be amended.

8.7.	If the auditors determine under paragraph 8.6 above that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 8.3 as the amount of the overprovision in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) shall be made as soon as reasonably practicable by or, as the case may be, to the Vendor, to put the Warrantors and the Purchaser in the same position they would have been in if the amount of the overprovision had always been the amended amount and not the amount originally determined.

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9.	REFUNDS

9.1.	The Purchaser shall promptly notify the Warrantors upon becoming aware of any repayment or right to a repayment of Tax which a Group Company receives, or becomes entitled to receive, on or before the date which falls four years and six months after the date of Completion, in respect of an Event occurring, or period ending, prior to Completion, where or to the extent that such right or repayment was not taken into account in the Accounts (or otherwise included in the Accounts as an asset) and does not comprise interest accrued after Completion on such an amount included in the Accounts (a "Refund").

9.2.	To the extent that a Refund does not arise as a result of:

(a)	any change in legislation or a change in the published practice of any Tax Authority or any change in the rates of Tax, in each case taking effect after the Completion Date (including with retrospective effect) and not in force or announced at the date of this agreement;

(b)	a voluntary act of the Purchaser or the relevant Group Company after Completion, other than an act specified in any of paragraphs 3.1(d)(i)-3.1(d)(iv) (inclusive);

(c)	any change of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts (except where such change is necessary so as to ensure compliance with law or generally accepted accounting principles where a Group Company was prior to, or on, Completion not so compliant), or

(d)	the utilisation of any Purchaser's Relief,

and has not been taken into account under paragraph 3.1(h), paragraph 7, paragraph 8 or paragraph 11, and is obtained on or before the date which falls four years and six months after the date of Completion, then the amount equal to any Refund obtained (less any reasonable costs of obtaining it) shall be dealt with in accordance with paragraph 9.3. The exclusion at paragraph (a) of this paragraph 9.2 shall not apply to a refund to the extent that it relates to a liability to Tax which arises as a result of any Group Company ceasing to be, or ceasing to be treated as, a member of a group for the purpose of any Tax with the Warrantors or any member of the Vendors' Tax Group (whether arising under Section 179 of the Taxation of Chargeable Gains Act 1992, Section 780 of the CTA 2009, Section 785 of the CTA 2009, Sections 344-346 of the CTA 2009, Sections 630-632 of the CTA 2009, Schedule 7 of the Finance Act 2003 or otherwise) as a result of Completion, the entry into of this agreement or any other Event occurring on or before Completion.

9.3.	Where it is provided under paragraph 9.2 that a Refund is to be dealt with in accordance with this paragraph 9.3, the amount of a Refund shall:

(a)	first be set against any payment then due from the Warrantors under paragraph 2 or for breach of the Tax Warranties;

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(b)	to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under paragraph 2 or for breach of the Tax Warranties (and not previously refunded) up to the amount of the excess; and

(c)	to the extent that the excess referred to in paragraph 9.3(b) is not exhausted under that sub-paragraph, the remainder of that excess shall be paid to the Warrantors by way of an adjustment to the consideration for the Shares.

9.4.	For the purposes of this paragraph 9 a Refund shall be deemed to include circumstances where a right to repayment or refund of Tax is credited or otherwise set off against any liability for Tax in respect of which the Warrantors would not have been liable to make a payment under paragraph 2 or under the Tax Warranties or under any other provision of this agreement (disregarding Clauses 5.1, 5.2, 5.3 and 5.8 of this Deed) in the absence of such credit or set off.

10.	SECONDARY LIABILITIES

10.1.	The Purchaser covenants with the Vendors to pay to the Vendors an amount equivalent to any Tax, or any amount on account of Tax, which any member of the Vendors' Tax Group is required to pay to a Tax Authority (or would be required to pay but for the use of a Relief) as a result of a failure by a Group Company (after Completion) or any member of the Purchaser's Tax Group, to discharge that Tax for which it is liable.

10.2.	The covenant contained in paragraph 10.1 shall:

(a)	extend to any costs reasonably and properly incurred in connection with such Tax or a successful claim under paragraph 10.1, as the case may be;

(b)	(in the case of paragraph 10.1) not apply to Tax to the extent that the Purchaser is entitled to make a claim in respect of it under paragraph 2.1 or the Tax Warranties or under any other provision of this agreement (disregarding Clauses 5.1, 5.2, 5.3 and 5.8 of this Deed), except to the extent a payment has been made pursuant to paragraph 2.1 or for breach of the Tax Warranties or under any other provision of this agreement and the Tax to which it relates was not paid by the relevant Group Company or any person on its behalf; and

(c)	not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Vendor, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

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10.3.	Paragraphs 4 and 5 will apply to the covenant contained in paragraph 10.1 as they apply to the covenants contained in paragraph 2, replacing references to the "Vendors" or the "Warrantors" (as appropriate) with the "Purchaser" (and the other way round) where appropriate and making any other necessary modifications.

11.	GROUP RELIEF

11.1.	The Purchaser shall procure that each Group Company shall (to the extent permitted by law), in respect of any accounting period of the relevant Group Company ending on or prior to Completion, surrender to, or claim from, the Vendor, or such other member of the Vendors' Tax Group as the Warrantors may specify, all such Group Relief (other than a Purchaser's Relief) as the Warrantors may at its sole discretion direct in writing, provided that:

(a)	such surrender does not give rise to a liability of the Warrantors under paragraph 2 or the Tax Warranties or under any other provision of this agreement (disregarding Clauses 5.1, 5.2, 5.3 and 5.8 of this Deed); and

(b)	no payment will be made in respect of any such surrender or claim except to the extent set out in the following provisions of this paragraph 11.

11.2.	The Purchaser hereby undertakes that it shall, and shall procure that the relevant Group Company shall, use all reasonable endeavours to procure that full effect is given to the surrenders and/or claims to be made under paragraph 11.1 and that such surrenders and/or claims are allowed in full by the relevant Tax Authority and (without prejudice to the generality of the foregoing) the Purchaser shall procure that the relevant Group Company shall sign and submit to the relevant Tax Authority all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed), all such claims and all such other documents and returns as may be necessary to secure that full effect is given to this clause.

11.3.	In the case of surrenders of Group Relief by a Group Company to a member of the Vendors' Tax Group effected pursuant to paragraph 11.1, the Warrantors must procure that the recipient company in the Vendors' Tax Group pays the relevant Group Company such consideration as is reflected in the Accounts. The payment must be made on the later of the date on which Tax would have been due and payable by the recipient company (or if the date is not a Business Day, the next following Business Day) and 5 Business Days after demand is made for the payment by the Purchaser to the Vendor. If no consideration for a surrender of Group Relief by a Group Company to a member of the Vendors' Tax Group effected pursuant to paragraph 11.1 is reflected in the Accounts, no payment shall be made for any such surrender.

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11.4.	In the case of surrenders of Group Relief by a member of the Vendors' Tax Group to a Group Company effected pursuant to paragraph 11.1, the Purchaser shall procure that a payment for the surrender shall be made to the relevant member of the Vendors' Tax Group to the extent that:

(a)	a Group Company has paid UK corporation Tax (except to the extent that the Purchaser is entitled to make a claim in respect of it under paragraph 2 or the Tax Warranties or under any other provision of this agreement (disregarding Clauses 5.1, 5.2, 5.3 and 5.8 of this Deed) and such surrender effected pursuant to paragraph 11.1 has the effect of causing a repayment after Completion of some or all of that UK corporation Tax and such repayment is not taken into account in the Accounts;

(b)	provision for UK corporation Tax is made in the Accounts, and such surrender has the effect of discharging all or part of the liability represented by that provision; or

(c)	provision for payment in respect of such surrender is made in the Accounts.

11.5.	The amount of any payment referred to in paragraph 11.4 will be equal to:

(a)	in a case where paragraph 11.4(a) applies, the amount of UK corporation Tax repaid (together with any repayment supplement or interest which is not a Accounts Relief less any Tax suffered on such interest);

(b)	in a case where paragraph 11.4(b) applies, the amount of UK corporation Tax saved as a result of the relevant surrender, up to a maximum of the amount in respect of which provision is made in the Accounts; or

(c)	in a case where paragraph 11.4(c) applies, the amount in respect of which provision is made in the Accounts.

11.6.	Any amount payable under paragraph 11.4 shall be paid:

(a)	in a case where paragraph 11.4(a) applies, on the date 2 Business Days after the date on which the repayment is received; or

(b)	in a case where paragraph 11.4(b) or 11.4(c) applies, on the later of the date on which the surrender is finally agreed with HMRC and 5 Business Days after the date on which notice is given by the Warrantors to the Purchaser of such surrender.

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11.7.	Paragraph 11.4 will not apply in respect of any surrender of Group Relief to the extent that the Group Relief has been taken into account under paragraph 3.1(h), paragraph 7, paragraph 8 or paragraph 9.

11.8.	If a payment is made under paragraph 11.3 or paragraph 11.4 and the surrender to which it relates is subsequently determined to have been invalid or ineffective to any extent, then the payment made (or so much of it as relates to the part of the surrender found to be invalid or ineffective) must be refunded as soon as practicable thereafter.

11.9.	Any such amounts payable by any company pursuant to this paragraph 11 shall be paid without set-off or counterclaim and free and clear of all deductions and withholdings except as required by law.

12.	VAT Group

12.1.	On or before Completion the Warrantors shall notify HMRC (copying the notice to the Purchaser) that from the date of Completion the Group Companies no longer qualify to be treated as a member of the Vendors' VAT Group. Immediately upon notification by HMRC, the Warrantors shall inform the Purchaser of the Relevant Date. The Warrantors shall use their best endeavours to procure that the Relevant Date is the date of Completion.

12.2.	Within 10 Business Days of the end of any prescribed accounting period (as defined by section 25(1) of VATA) for the Vendors' VAT Group ending after Completion but before the Relevant Date (a "Post-Completion VAT Period") the Purchaser shall provide the Warrantors with information relating to the Group Companies required by the Representative Member to complete the return to HMRC for that period and shall contribute (or shall procure that a Group Company contributes) to the Warrantors (on behalf of the Representative Member) the proportion of any VAT for which the Representative Member is accountable and which is properly attributable to supplies, acquisitions and importations made by a Group Company whilst a member of the Vendors' VAT Group in that period after Completion and prior to the Relevant Date, less the amount of any deductible input tax attributable to such supplies, acquisitions or importations to the extent that a Group Company has not already made a contribution in respect of such VAT to the Representative Member or any other member of the Vendors' Tax Group. A contribution under this paragraph will be made in cleared funds on the day on which is the later of 5 Business Days after demand is made for payment and 2 Business Days before the day on which the Representative Member is required to account for the VAT to HMRC. The Warrantors shall procure that an amount equal to any contribution made by the Purchaser under this paragraph shall be promptly and duly accounted for to HMRC by the Representative Member.

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12.3.	No payment shall be made under paragraph 12.2 to the extent that it relates to an amount in respect of which the Warrantors are liable under paragraph 12 or the Tax Warranties or under any other provision of this agreement (disregarding Clauses 5.1, 5.2, 5.3 and 5.8 of this Deed) or would have been so liable had the Group Companies never been a member of the Vendors' VAT Group and had instead itself been separately registered for VAT.

12.4.	The Warrantors shall pay, or shall procure that there is paid, to the relevant Group Company an amount equivalent to such proportion of any repayment of VAT received by the Representative Member from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to supplies, acquisitions or importations made or deemed to be made by a Group Company in any Post-Completion VAT Period whilst a member of the Vendors' VAT Group after Completion but before the Relevant Date within 5 Business Days of receipt by, or offset against a liability of, the Representative Member.

12.5.	Save in respect of supplies between Group Companies, the deeming provisions of section 43(1) of the VATA 1994 will be disregarded in determining for the purposes of paragraphs 12.3 and 12.4 what supplies have been made or are deemed to have been made by or to any person.

13.	NOTIONAL END OF TAX PERIOD

13.1.	Subject to paragraph 13.2 below, for the purposes of the provisions of this paragraph 13.1 other than paragraph 6 (Tax Returns and Computations) the Tax Period of each Group Company current at the time of Completion shall be deemed to end at that time (so that any Event occurring on the same day as, but after the time of, Completion shall be regarded as occurring in another Tax Period).

13.2.	The deeming provision in paragraph 13.1 shall be disregarded when apportioning profits between financial years in accordance with section 8(5) CTA 2009.

14.	GROSS-UP

14.1.	If the Vendor or Warrantors are required by applicable law to make a deduction or withholding for, or on account of, Tax, from any payment under paragraph 2 of this Schedule 3 the Vendor or Warrantors (as applicable) shall provide such evidence of the relevant withholding or deduction as the Purchaser may reasonably require, and shall (except where such payment is a payment of interest) pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as the Purchaser would have received had no deduction or withholding been required to be made.

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14.2.	If any sum payable by the Vendors or the Warrantors to the Purchaser under paragraph 2 of this Schedule 3 is subject to Tax in the hands of the Purchaser (or would be subject to Tax but for the availability of a Purchaser's Relief), the Vendors or Warrantors (as applicable) shall (except where such sum payable is a payment of interest) pay such additional amount as shall ensure that the net amount received by the Purchaser shall be the amount that the Purchaser would have received if the payment had not been subject to Tax (ignoring for this purpose the availability of any Purchaser's Relief).

14.3.	If the Purchaser is required by applicable law to make a deduction or withholding for, or on account of, Tax, from any payment under paragraph 10 of this Schedule 3 the Purchaser shall provide such evidence of the relevant withholding or deduction as the Vendors may reasonably require and shall pay to the Vendors such sum as will, after the deduction or withholding has been made, leave the Vendors with the same amount as the Vendors would have received had no deduction or withholding been required to be made.

14.4.	If any sum payable by the Purchaser to the Vendors under paragraph 10 of this Schedule 3 is subject to Tax in the hands of the Vendors (or would be subject to Tax but for the availability of a Relief), the Purchaser shall pay such additional amount as shall ensure that the net amount received by the Vendors shall be the amount that the Vendors would have received if the payment had not been subject to Tax (ignoring for this purpose the availability of any Relief).

15.	POST-COMPLETION OBLIGATIONS

15.1.	For a period of 7 years after Completion, the Vendors shall procure that the Purchaser and their duly authorised agents are (on reasonable notice in writing to the Vendors) afforded such reasonable access to books, accounts, personnel, correspondence and documentation for the period up to Completion and such other reasonable assistance as may be reasonably required to enable the Purchaser to comply with its Tax obligations with respect to the Group Companies.

16.	GENERAL

All payments made by the Vendors to the Purchaser or by the Purchaser to the Vendors under this agreement, shall, so far as possible, be made by way of adjustment to the consideration for the sale of the Shares.

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Schedule 4 – The Group Companies and the Other Interests

PART 1

THE COMPANY

Name of Company:	DMWSL 633 Limited

Registered Number:	07176544

Place and Date of Incorporation:	3 March 2010, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Vitruvian Directors I Limited Vitruvian Directors II Limited Luke Alvarez Jim O'Halleran Dave Wilson Jeremy Brade

Secretary:	Steven Holmes

Issued Share Capital:

8,750,000 A Ordinary Shares of £0.01 each

264,639 B Ordinary Shares of £0.01 each

314,361 B1 Ordinary Shares of £0.001 each

11,150 B2 Ordinary Shares of £0.75 each

154,500 B3 Ordinary Shares of £0.01 each

985,361 Deferred Shares of £0.01 each

Accounting Reference Date:	30 September

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PART 2

THE SUBSIDIARIES

Name of Company:	DMWSL 632 Limited

Registered Number:	07176582

Place and Date of Incorporation:	3 March 2010, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	DMWSL 631 Limited

Registered Number:	07176707

Place and Date of Incorporation:	3 March 2010, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	Gaming Acquisitions Limited

Registered Number:	07120910

Place and Date of Incorporation:	9 January 2010, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Inspired Gaming Group Limited[1]

Registered Number:	05804323

Place and Date of Incorporation:	3 May 2006, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes Steven Rogers Lee Gregory

Secretary:	Carys Damon

Issued Share Capital:	1,745,727,695 A Ordinary Shares of £0.001 each 2,800,000 B Ordinary Shares of £0.00001 each 500,000 C Ordinary Shares of £0.00001 each

Accounting Reference Date:	30 September

1 Shareholders are: Gaming Acquisitions Limited - 1,745,727,695 A Ordinary Shares, David Wilson - 900,000 B ordinary shares, Jim O'Halleran - 500,000 C ordinary shares, Lee Gregory 500,000 B ordinary shares, Steven Rogers - 500,000 B ordinary shares, Steven Holmes - 500,000 B ordinary shares, Alistair Hopkins - 400,000 B ordinary shares

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Name of Company:	Inspired Gaming (Holdings) Limited

Registered Number:	05304991

Place and Date of Incorporation:	6 December 2004, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	2 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Inspired Gaming (International) Limited

Registered Number:	03913734

Place and Date of Incorporation:	26 January 2000, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	3 Ordinary Shares of £0.10

Accounting Reference Date:	30 September

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Name of Company:	Inspired Gaming (UK) Limited

Registered Number:	03565640

Place and Date of Incorporation:	18 May 1998, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Steven Holmes Lee Gregory Steven Rogers

Secretary:	Carys Damon

Issued Share Capital:	230,950 A Ordinary Shares of £0.10 each 476,691 B Ordinary Shares of £0.10 each 322,581 C Ordinary Shares of £0.10 each

Accounting Reference Date:	30 September

Name of Company:	Inspired Gaming (Ventures) Limited

Registered Number:	07639465

Place and Date of Incorporation:	18 May 2011, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1 Ordinary Share of £1.00

Accounting Reference Date:	30 September

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Name of Company:	Inspired Gaming (Greece) Limited

Registered Number:	09219329

Place and Date of Incorporation:	15 September 2014, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes Dave Wilson

Secretary:	Carys Damon

Issued Share Capital:	1 Ordinary Share of £1.00

Accounting Reference Date:	30 September

Name of Company:	Inspired Gaming (Italy) Limited

Registered Number:	07419373

Place and Date of Incorporation:	26 October 2010, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Martin Lucas Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	4,187 Ordinary A Shares of £1.00 each 4,187 Ordinary B Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	Inspired Gaming (Colombia) Limited

Registered Number:	07703864

Place and Date of Incorporation:	13 July 2011, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Dave Wilson Lee Gregory Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1 Ordinary Share of £1.00

Accounting Reference Date:	30 September

Name of Company:	Virtual Racing Systems Limited

Registered Number:	05053815

Place and Date of Incorporation:	24 February 2004, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1 Ordinary Share of £1.00

Accounting Reference Date:	30 September

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Name of Company:	Leisure Link Electronic Entertainment Limited (Dormant)

Registered Number:	02067231

Place and Date of Incorporation:	24 October 1986, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1,001,001 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Inspired Gaming Limited (Dormant)

Registered Number:	03913746

Place and Date of Incorporation:	26 January 2000, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	651 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	Inspired Technology UK Limited (Dormant)

Registered Number:	04266368

Place and Date of Incorporation:	7 August 2001, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	1 Ordinary Share of £1.00

Accounting Reference Date:	30 September

Name of Company:	Inn Style Leisure (Dormant)

Registered Number:	01213531

Place and Date of Incorporation:	22 May 1975, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	13,940,373 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	Kossway Automatics Western (Dormant)

Registered Number:	01069441

Place and Date of Incorporation:	4 September 1972, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	50,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Sescomatics (Dormant)

Registered Number:	01272630

Place and Date of Incorporation:	11 August 1976, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	100,000 Deferred Shares of £1.00 each 1,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	Inspired Broadcast Networks Limited (Dormant)

Registered Number:	01187805

Place and Date of Incorporation:	18 October 1974, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	100 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Mam Services Limited (Dormant)

Registered Number:	03188547

Place and Date of Incorporation:	19 April 1996, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	2 Ordinary Shares of £2.00 each

Accounting Reference Date:	30 September

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Name of Company:	Hargreaves Machines Limited (Dormant)

Registered Number:	01212175

Place and Date of Incorporation:	13 May 1975, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	2,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Revolution Entertainment Systems Holdings Limited (Dormant)

Registered Number:	03444155

Place and Date of Incorporation:	3 October 1997, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	315,798 Ordinary Shares of £0.01 each 700,000 A Ordinary Shares of £0.01 each

Accounting Reference Date:	30 September

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Name of Company:	Revolution Entertainment Systems Limited (Dormant)

Registered Number:	00864537

Place and Date of Incorporation:	19 November 1965, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	6,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Revolution Entertainment Systems (2) Limited (Dormant)

Registered Number:	03556955

Place and Date of Incorporation:	1 May 1998, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	100,000 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Company:	115CR (150) Limited (Dormant)

Registered Number:	04427252

Place and Date of Incorporation:	30 April 2002, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	2 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

Name of Company:	Ever 2532 Limited

Registered Number:	05304980

Place and Date of Incorporation:	6 December 2004, England & Wales

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, DE14 1SE

Directors:	Steven Holmes

Secretary:	Carys Damon

Issued Share Capital:	603 Ordinary Shares of £1.00 each

Accounting Reference Date:	30 September

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Name of Entity	Inspired Gaming Spain S.L

Registered Number:	B-86206190

Registered Office:	Calle Zurbarán 9, Madrid, Spain

Group Company Shareholder	Inspired Gaming (UK) Limited

Issued Share Capital	€3,300 subscribed capital

Managers	Dave Wilson Martin Lucas Luke Alvarez

Name of Entity	Inspired Gaming Mexico S. de R.I. de CV.

Registered Number:	466934-1

Registered Office:	Monte Altai #615, Lomas De Chapultepec, Mexico Distrito Federal, C.P. 11000, Mexico

Group Company Shareholder	Inspired Gaming (UK) Limited and Inspired Gaming (International) Limited

Issued Share Capital	€3,000 Corporate Capital

Managers	Dave Wilson Luke Alvarez Lee Gregory

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Name of Entity	Inspired Gaming (Gibraltar) Limited

Registered Number:	112428

Registered Office:	57/63 Line Wall Road, Gibraltar

Group Company Shareholder	Inspired Gaming (UK) Limited

Issued Share Capital	1 Ordinary Share of £1.00

Managers	Dave Wilson Luke Alvarez Clive Beltran

Name of Entity	AG Inspired Lottech Limited

Registered Number:	N/a

Registered Office:	Unit 3912, 39/F Tower Two, Times Square, Causeway Bay, Hong Kong

Group Company Shareholder	Inspired Gaming (International) Limited and AG Tech Lottech Limited

Issued Share Capital	1,300,000 Shares of HK$1 each

Managers	Sun Ho Robert Geoffrey Ryan Steven Holmes Steven Rogers

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Name of Entity	Inspired Gaming (USA) Inc.

Registered Number:	20164514211

Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County

Group Company Shareholder	Inspired Gaming (UK) Limited

Authorised Share Capital	5,000 shares of $0.01 each

Officers	Luke Alvarez - President Carys Damon - Company Secretary

Directors	Steven Holmes Steven Rogers

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PART 3

GROUP BRANCHES

Name of Entity	Inspired Gaming (International) Limited Italian Branch

Registered Number:	07855760968

Registered Office:	Via Fabio Massimo 72, 00192 Rome, Italy

Group Company Shareholder	Inspired Gaming (International) Limited

Manager	Steven Rogers

Name of Entity	Inspired Gaming (UK) Limited Italian Branch

Registered Number:	07249040960

Registered Office:	Via Fabio Massimo 72, 00192, Rome, Italy

Group Company Shareholder	Inspired Gaming (UK) Limited

Manager	Martin Lucas

Name of Entity	Inspired Gaming (Colombia) Limited Sucursal Colombia

Registered Number:	02132171

Registered Office:	Carrera 7, No 71-52 Torre B Piso 9, Bogota, D.C. Colombia

Group Company Shareholder	Inspired Gaming (Colombia) Limited

Manager	N/a

Name of Entity	Inspired Gaming (Italy) Limited Italian Branch

Registered Number:	07377060962

Registered Office:	Via F. Cilea 34 – 20093, Cologno Monzese, MI, Italy

Group Company Shareholder	Inspired Gaming (Italy) Limited

Manager	Martin Lucas

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PART 4

OTHER INTERESTS

Name of Company:	Max Gaming Limited

Registered Number:	05963729

Place and Date of Incorporation:	11 October 2006

Registered Office:	Royal Bank of Scotland Chambers, Market Street, Leigh, Lancashire WN7 1ED

Shareholders:	Inspired Gaming (Holdings) Limited – 10 ordinary shares Candice Deborah Marsh – 44 ordinary shares Peter Joseph Marsh – 46 ordinary shares

Director:	Peter Joseph Marsh

Secretary:	Candice Deborah Marsh

Issued Share Capital:	100 ordinary shares of £1.00 each

Accounting Reference Date:	31 March

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Schedule 5 – Definitions and Interpretation

1.	In this Deed, words and expressions defined in Schedule 8 to the Acquisition Agreement and elsewhere in that agreement have the same meanings wherever used in this Deed and the provisions of paragraph 2 of Schedule 8 to the Acquisition Agreement shall be deemed to be incorporated in this Deed as if set out in full herein with the substitution of any reference therein to "this Agreement" with a reference to "this Deed".

2.	The following words and expressions shall, unless the context otherwise requires, bear the meanings given below:

"Accounts" means the audited consolidated accounts of the Group as at and for the year ended on the Accounts Date comprising a balance sheet, profit and loss account and cash flow statement as contained at document 1.2.1.1.3 in the Data Room;

"Accounts Date" means 26 September 2015;

"Acquisition Agreement" has the meaning given on page 1 of this Deed;

"B1 Shares" means the B1 shares of £0.001 nominal value in the share capital of the Company;

"Business Plan" means the IGG business plan in respect of the Group in the agreed form as contained at document 1.2.3.19 in the Data Room;

"Claim" means any claim by the Purchaser in connection with the Management Warranties or the Tax Covenant;

"Company" means DMWSL 633 Limited, a limited liability company incorporated in England and Wales with registered number 07176544 and having its registered office at 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE;

"Competition Law" means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

"Completion" means completion of the Acquisition Agreement in accordance with its terms;

"Data Room Documents" means the documents comprising the Project Ciao - Indiana on-line data room made available to the Purchaser and listed in the data room index annexed to the Disclosure Letter;

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"Disclosed" means fairly disclosed (in a manner and with sufficient detail to enable a reasonable person to identify the nature and scope of the matter disclosed) in or by:

(i)	the Disclosure Letter;

(ii)	the Disclosure Documents; and/or

(iii)	the Reports;

"Disclosure Documents" means the Data Room Documents together with any further documents annexed to or incorporated by reference into the Disclosure Letter;

"Disclosure Letter" means the disclosure letter provided by the Warrantors and accepted by the Purchaser and dated on or about the date of this Deed;

"Encumbrance" has the meaning given in the Acquisition Agreement;

"Environment" means air (including, without limitation, air within buildings and natural or man made structures above or below ground), water and land (and any other meaning given to it under any Environmental Law);

"Environmental Law" means all laws (including common law) of the United Kingdom or any other jurisdiction in which the Group operates or does business or any part thereof relating to pollution or protection of the Environment or human health and safety, including laws relating to emissions, seepages, spillages, discharges, escapes, releases or threatened escapes or releases of pollutants, contaminants, chemicals or toxic or hazardous substances, wastes, materials or noise into the Environment or otherwise relating to the manufacture, processing, distribution, use, keeping, treatment, disposal, deposit, storage, transport or handling of the same;

"Environmental Permit" means any consent, permission, licence approval or other authorisation issued pursuant to any Environmental Law;

"Financial Obligation" has the meaning given to it in paragraph 6 of Schedule 2;

"Group" means the Company and its wholly owned subsidiaries (as identified in Parts 1 and 2 of Schedule 4) and "Group Company" means any of them;

"Group's Existing Financing Arrangements" has the meaning given in the Acquisition Agreement;

"Growth Shares" means the B ordinary shares and C ordinary shares of £0.00001 each nominal value in the share capital of Inspired Gaming Group Limited;

"Indebtedness" means any liability in respect of amounts owed by any Group Company to a third party (not being a member of the Group) in respect of borrowed money (which for the avoidance of doubt excludes normal trade credit);

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"Intellectual Property Rights" means all copyright, registered designs, database rights, patents, business names, trade marks, service marks, trade names, rights arising in domain names, know-how, trade secrets and rights in confidential information and any other intellectual property rights or rights of a similar nature (in each case whether or not registered) and all applications for any of them, in each case which are used or exploited by the Group in connection with the business of the Group;

"IT Assets" has the meaning given in paragraph 14.1;

"Locked Box Accounts" means the management accounts of the Group in the Agreed Form as at 2 July 2016;

"Management Accounts" means the consolidated unaudited management accounts of the DMWSL 631 Limited group for period from the Accounts Date through to 4 June 2016 as contained at document 2.4.1 in the Data Room;

"Management Warranties" means the warranties set out in Clause 2 and Schedule 2;

"Maximum Individual Liability Amount" means in respect of each Warrantor, the maximum amount of their individual liability as set out in the Warrantor's Liability and Proportion Letter entered into between the relevant Warrantor and the Purchaser;

"Other Interests" means the equity interests held by Group Companies in other entities which are not Group Companies as identified in Part 4 of Schedule 4);

"Properties" means the properties listed in the Property List;

"Property List" means the list identifying the freehold and leasehold properties held by the Group as contained at document 1.10.4 in the Data Room;

"Purchaser's Group" has the meaning given to it in the Acquisition Agreement;

"Relevant Proportion" means in respect of each Warrantor, the percentage of any Claim that the Warrantor will be liable for as set out in the Warrantor's Liability and Proportion Letter between the relevant Warrantor and the Purchaser;

"Reports" means the following reports commissioned by or on behalf of the Purchaser or the Vendors in connection with the acquisition of the Sale Shares pursuant to the Acquisition Agreement: (i) the financial due diligence report dated 7 January 2016 prepared by KPMG LLP and trading update dated 5 February 2016, (ii) the legal due diligence report prepared by Dickson Minto W.S. dated 15 January 2016, and (iii) the regulatory due diligence report prepared by DLA Piper LLP dated 22 June 2016;

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"Shareholder Loan Agreement" has the meaning given in the Acquisition Agreement;

"Tax" has the meaning given in the Acquisition Agreement;

"Tax Warranties" means the warranties set out in paragraph 8 of Schedule 2 to this Deed.

"Warrantor's Liability and Proportion Letter" the letter between each individual Warrantor and the Purchaser dated on the date of this Deed setting out (i) the Warrantor's Maximum Individual Liability Amount, and (ii) the Warrantor's Relevant Proportion;

"Warrantors' Overall Cap" means the aggregate total of each of the Warrantor's Maximum Individual Liability Amounts;

"Warrantors' Representative" means Luke Alvarez; and

"W&I Policy" means the warranty and indemnity policy issued by AIG Europe Limited in favour of the Purchaser and dated on or around the date of this Deed.

3.	References to the "Purchaser" shall include its successors and, where the benefit of this Deed has been assigned under Clause 16, shall mean the person or persons for the time being entitled to the benefit of this Deed.

4.	Unless otherwise stated, reference to Recitals, Clauses and Schedules are to recitals, clauses, and schedules of and to this Deed.

5.	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, statute, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term

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Execution

[As a deed by the Warrantors]

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